                                                                    EXHIBIT 10.1




                     AMENDED AND RESTATED CREDIT AGREEMENT



                                     Among


                              DENALI INCORPORATED,
                              ERSHIGS BILOXI, INC.
                                 ERSHIGS, INC.,
                          FLUID CONTAINMENT, INC., and
                                  SEFCO, INC.,
                                 as Borrowers,


                           THE FINANCIAL INSTITUTIONS
                         NAMED IN THIS CREDIT AGREEMENT
                                   as Banks,

                                      and

                          NATIONSBANK OF TEXAS, N.A.,
                             as Agent for the Banks



                                  $29,212,000



                                 March 23, 1998

                               TABLE OF CONTENTS


ARTICLE 1.    DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . .    1
      1.1     Certain Defined Terms  . . . . . . . . . . . . . . . .    1
      1.2     Computation of Time Periods  . . . . . . . . . . . . .   21
      1.3     Accounting Terms; Preparation of Financials  . . . . .   21
      1.4     Types  . . . . . . . . . . . . . . . . . . . . . . . .   21
      1.5     Interpretation . . . . . . . . . . . . . . . . . . . .   21

ARTICLE 2.    CREDIT FACILITIES  . . . . . . . . . . . . . . . . . .   22
      2.1     Revolving Loan and Term Loan Facilities  . . . . . . .   22
      2.2     Letter of Credit Facility  . . . . . . . . . . . . . .   26
      2.3     Fees . . . . . . . . . . . . . . . . . . . . . . . . .   29
      2.4     Interest . . . . . . . . . . . . . . . . . . . . . . .   29
      2.5     Breakage Costs . . . . . . . . . . . . . . . . . . . .   32
      2.6     Increased Costs  . . . . . . . . . . . . . . . . . . .   32
      2.7     Illegality . . . . . . . . . . . . . . . . . . . . . .   33
      2.8     Market Failure . . . . . . . . . . . . . . . . . . . .   33
      2.9     Payment Procedures and Computations  . . . . . . . . .   34
      2.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE 3.    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . .   37
      3.1     Conditions Precedent to Effectiveness  . . . . . . . .   37
      3.2     Conditions Precedent to Each Extension of Credit . . .   39

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .   39
      4.1     Organization . . . . . . . . . . . . . . . . . . . . .   39
      4.2     Authorization  . . . . . . . . . . . . . . . . . . . .   39
      4.3     Enforceability . . . . . . . . . . . . . . . . . . . .   39
      4.4     Absence of Conflicts and Approvals . . . . . . . . . .   40
      4.5     Investment Companies . . . . . . . . . . . . . . . . .   40
      4.6     Public Utilities . . . . . . . . . . . . . . . . . . .   40
      4.7     Financial Condition  . . . . . . . . . . . . . . . . .   40
      4.8     Condition of Assets  . . . . . . . . . . . . . . . . .   40
      4.9     Litigation . . . . . . . . . . . . . . . . . . . . . .   41
      4.10    Subsidiaries . . . . . . . . . . . . . . . . . . . . .   41
      4.11    Laws and Regulations . . . . . . . . . . . . . . . . .   41
      4.12    Environmental Compliance . . . . . . . . . . . . . . .   41
      4.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . .   41
      4.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   42
      4.15    Authorization and Approvals  . . . . . . . . . . . . .   42
      4.16    Margin Regulations . . . . . . . . . . . . . . . . . .   42
      4.17    True and Complete Disclosure . . . . . . . . . . . . .   42
      4.18    Permits, Licenses, etc.  . . . . . . . . . . . . . . .   42

ARTICLE 5.    COVENANTS  . . . . . . . . . . . . . . . . . . . . . .   42
      5.1     Organization . . . . . . . . . . . . . . . . . . . . .   42
      5.2     Reporting  . . . . . . . . . . . . . . . . . . . . . .   43
      5.3     Inspection . . . . . . . . . . . . . . . . . . . . . .   44
      5.4     Use of Proceeds  . . . . . . . . . . . . . . . . . . .   45
      5.5     Financial Covenants  . . . . . . . . . . . . . . . . .   45
      5.6     Debt . . . . . . . . . . . . . . . . . . . . . . . . .   45
      5.7     Liens  . . . . . . . . . . . . . . . . . . . . . . . .   45
      5.8     Other Obligations  . . . . . . . . . . . . . . . . . .   46
      5.9     Corporate Transactions . . . . . . . . . . . . . . . .   46
      5.10    Distributions  . . . . . . . . . . . . . . . . . . . .   47
      5.11    Transactions with Affiliates . . . . . . . . . . . . .   47
      5.12    Insurance  . . . . . . . . . . . . . . . . . . . . . .   47
      5.13    Investments. . . . . . . . . . . . . . . . . . . . . .   48
      5.14    Lines of Business  . . . . . . . . . . . . . . . . . .   48
      5.15    Compliance with Laws . . . . . . . . . . . . . . . . .   48
      5.16    Environmental Compliance . . . . . . . . . . . . . . .   48
      5.17    ERISA Compliance . . . . . . . . . . . . . . . . . . .   50
      5.18    Payment of Certain Claims  . . . . . . . . . . . . . .   50
      5.19    Subsidiaries . . . . . . . . . . . . . . . . . . . . .   50
      5.20    Agreements Restricting Liens and Distributions . . . .   50
      5.21    Landlord's Waiver and Consent Agreements . . . . . . .   50

ARTICLE 6.    DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . .   51
      6.1     Events of Default  . . . . . . . . . . . . . . . . . .   51
      6.2     Termination of Revolving Commitments . . . . . . . . .   52
      6.3     Acceleration of Credit Obligations . . . . . . . . . .   52
      6.4     Cash Collateralization of Letters of Credit  . . . . .   52
      6.5     Default Interest . . . . . . . . . . . . . . . . . . .   53
      6.6     Right of Setoff  . . . . . . . . . . . . . . . . . . .   53
      6.7     Actions Under Loan Documents . . . . . . . . . . . . .   53
      6.8     Remedies Cumulative  . . . . . . . . . . . . . . . . .   53
      6.9     Application of Payments  . . . . . . . . . . . . . . .   53

ARTICLE 7.    THE AGENT AND THE ISSUING BANK . . . . . . . . . . . .   54
      7.1     Authorization and Action . . . . . . . . . . . . . . .   54
      7.2     Reliance, Etc. . . . . . . . . . . . . . . . . . . . .   55
      7.3     Affiliates . . . . . . . . . . . . . . . . . . . . . .   55
      7.4     Bank Credit Decision . . . . . . . . . . . . . . . . .   55
      7.5     Expenses . . . . . . . . . . . . . . . . . . . . . . .   56
      7.6     Indemnification  . . . . . . . . . . . . . . . . . . .   56
      7.7     Successor Agent and Issuing Bank . . . . . . . . . . .   56

ARTICLE 8.    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . .   57
      8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . .   57
      8.2     Indemnification  . . . . . . . . . . . . . . . . . . .   57
      8.3     Modifications, Waivers, and Consents . . . . . . . . .   58
      8.4     Survival of Agreements . . . . . . . . . . . . . . . .   58
      8.5     Assignment and Participation . . . . . . . . . . . . .   58
      8.6     Notice . . . . . . . . . . . . . . . . . . . . . . . .   60
      8.7     Choice of Law  . . . . . . . . . . . . . . . . . . . .   61
      8.8     Forum Selection  . . . . . . . . . . . . . . . . . . .   61
      8.9     Service of Process . . . . . . . . . . . . . . . . . .   61
      8.10    Waiver of Jury Trial . . . . . . . . . . . . . . . . .   61
      8.11    Counterparts . . . . . . . . . . . . . . . . . . . . .   61
      8.12    No Further Agreements  . . . . . . . . . . . . . . . .   61


EXHIBITS

      Exhibit A      -    Form of Acquisition Certificate
      Exhibit B      -    Form of Assignment and Acceptance
      Exhibit C      -    Form of Borrowing Base and Compliance Certificate
      Exhibit D      -    Form of Continuation/Conversion Request
      Exhibit E-1    -    Form of Company Guaranty
      Exhibit E-2    -    Form of Subsidiary Guaranty
      Exhibit F-1    -    Form of Company Security Agreement
      Exhibit F-2    -    Form of Subsidiary Security Agreement
      Exhibit G-1    -    Form of Company Pledge Agreement
      Exhibit G-2    -    Form of Subsidiary Pledge Agreement
      Exhibit H      -    Form of Revolving Borrowing Request
      Exhibit I      -    Form of Revolving Note
      Exhibit J      -    Form of Joinder Agreement


SCHEDULES

      Schedule I          -    Administrative Information
      Schedule 1.1        -    Real Property
      Schedule 4.10       -    Subsidiaries
      Schedule 5.16(d)    -    Ershigs and FCI Environmental Action Plans
      Schedule 5.16(f)    -    Sefco Environmental Action Plans
      Schedule 5.16(g)    -    FCI Environmental Sampling Plans
      Schedule 5.16(h)    -    Ershigs Environmental Sampling Plans

                     AMENDED AND RESTATED CREDIT AGREEMENT


         This Amended and Restated Credit Agreement dated as of March 23, 1998, is among Denali Incorporated, a Delaware corporation, Fluid Containment, Inc., a Delaware corporation, Ershigs, Inc., a Washington corporation, Ershigs Biloxi, Inc., a Mississippi corporation, SEFCO, Inc., an Oklahoma corporation, as Borrowers, the financial institutions named herein, as Banks, and NationsBank of Texas, N.A., as Agent for the Banks.

                                  INTRODUCTION

         A. Fluid Containment, Inc., Hoover Containment, Inc., Ershigs, Inc., SEFCO, Inc., Ershigs Biloxi, Inc. and NationsBank of Texas, N.A. are parties to the Loan and Security Agreement dated as of October 24, 1997, as amended by the First Amendment to Loan and Security Agreement dated as of October 31, 1997, and the Second Amendment to Loan and Security Agreement dated as of October 31, 1997 (as amended, the "Existing Credit Agreement").

         B. The parties to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement as herein set forth.

         C. To evidence the credit facility requested hereunder, the Borrowers, the Agent and the Banks have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement, not a new or substitute credit agreement or novation of the Existing Credit Agreement, and each reference to an "Advance", a "Term Loan" or a "Letter of Credit" shall include each Advance and Term Loan made and each Letter of Credit issued heretofore under the Existing Credit Agreement as well as each Advance made and each Letter of Credit issued hereafter under this Agreement.

         Now, therefore, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

ARTICLE 1.       DEFINITIONS AND ACCOUNTING TERMS.

         1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Account Debtor" means a Person who is obligated on a Receivable.

         "Acquisition" means the direct or indirect purchase or acquisition, whether in one or more related transactions, of any Person or group of Persons or any related group of assets, liabilities, or securities of any Person or group of Persons.

         "Acquisition Certificate" means an acquisition certificate executed by a Responsible Officer of the Company in substantially the form of the attached Exhibit A.

         "Adjusted Prime Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 0.50%.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

         "Agent" means NationsBank in its capacity as an agent pursuant to
Article 7 and any successor agent pursuant to Section 7.7.

         "Agreement" means this Credit Agreement.

         "Applicable Lending Office" means, with respect to each Bank and for any particular type of transaction, the office of such Bank set forth in
Schedule I to this Agreement (or in the applicable Assignment and Acceptance by which such Bank joined this Agreement) as its applicable lending office for such type of transaction or such other office of such Bank as such Bank may from time to time specify in writing to the Company and the Agent for such particular type of transaction.

         "Applicable Margin" means, with respect to interest rates and letter of credit fees and as of any date of its determination, an amount equal to the percentage amount per annum set forth in the table below opposite the applicable ratio of (a) the consolidated Total Liabilities of the Company as of the end of the fiscal quarter then most recently ended to (b) the consolidated Tangible Net Worth of the Company as of the end of such fiscal quarter, as determined below:

 Debt to Consolidated       Applicable Margin for   Applicable Margin for      Applicable Letter of
 Tangible Net Worth         LIBOR Tranches          Prime Rate Tranches        Credit Fees
 --------------------       ---------------------   ---------------------      --------------------
 < 1.00                     1.25%                   0.00%                      1.25%

 < 1.50 but > or = 1.00     1.50%                   0.00%                      1.50%

 < 2.00 but > or = 1.50     1.75%                   0.00%                      1.75%

 > or = 2.00                2.00%                   0.00%                      2.00%

Beginning on the date of this Agreement, the foregoing ratio shall be deemed to be less than 1.50 to 1.00 and greater than or equal to 1.00 to 1.00 until the initial Reset Date. For each subsequent period from and including any Reset Date, beginning with the initial Reset Date, but not including the next Reset Date to occur, the Applicable Margin for that period shall be based upon the foregoing ratio calculated as of the end of the last day of the Company's fiscal quarter immediately preceding such Reset Date. Upon any change in the Applicable Margin, the Agent shall promptly notify the Company and the Banks of the new Applicable Margin.

         "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of the attached Exhibit B executed by an assignor Bank, an assignee Bank, and the Agent, in accordance with Section 8.5.

         "Banks" means the lenders listed as Banks on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 8.5(b).

         "Biloxi" means Ershigs Biloxi, Inc., a Mississippi corporation formerly known as GL&V/La Valley Construction, Inc.

         "Biloxi Term Loan" means the aggregate outstanding principal amount of the Biloxi Term Note.

         "Biloxi Term Note" means the promissory note dated October 31, 1997 of Biloxi payable to the order of NationsBank.

         "Borrowers" means collectively the Company, Biloxi, FCI, Ershigs, and Sefco.

         "Borrowing Base" means, at any time, an amount equal to the sum of:

         (a)     85% of Eligible Receivables, plus

         (b)     the lesser of:

              (i) the sum of (A) 50% of the lesser of the cost (computed on a first-in-first-out basis) and fair market value of Eligible Inventory that is raw materials Inventory and finished goods Inventory at such time plus (B) the lesser of (y) 35% of the lesser of the cost (computed on a first-in-first-out basis) and fair market value of Eligible Inventory that is work-in-process Inventory and (z) $1,400,000, or

             (ii)         $10,000,000, plus

         (c) the greater of (i) $4,377,713 or (ii) 100% of the orderly liquidation value of the Credit Parties' Equipment as of the date of this Agreement, provided that such amount shall be decreased by 1/7th of such value as of the date hereof each February 28 beginning with February 28, 1999, minus

         (d) other reserves as the Agent may determine from time to time in the exercise of its reasonable judgment.

         "Borrowing Base and Compliance Certificate" means a borrowing base and compliance certificate executed by a Responsible Officer of the Company in substantially the form of the attached Exhibit C.

         "Business Day" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, Dallas, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

         "Capital Expenditures" means, with respect to any Person and with respect to any period of its determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with GAAP, but excluding in every instance those expenditures made in connection with an Acquisition.

         "Capital Leases" means, with respect to any Person, any lease of any property by such Person which would, in accordance with GAAP, be required by GAAP to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Collateral" means (a) all capital stock and other property pledged pursuant to the Security Documents, (b) all "Collateral" as defined in the Security Documents; (c) all real property mortgaged pursuant to the Security Documents; and (d) any property or interest provided in addition to or in substitution for any of the foregoing.

         "Commonly Controlled Entity" means, with respect to any Person, any other Person which is under common control with such Person within the meaning of Section 414 of the Code.

         "Company" means Denali Incorporated, a Delaware corporation.

         "Company Account" means the principal operating account of Company with the Agent or any other account of Company with the Agent which is designated as the "Company Account" in writing by the Company to the Agent.

         "Company Guaranty" means the Guaranty dated as of March 23, 1998, made by the Company in favor of the Agent for the benefit of the Agent, the Banks, and the Issuing Bank in substantially the form of the attached Exhibit E-1.

         "Continuation/Conversion Request" means a Continuation/Conversion Request in substantially the form of the attached Exhibit D executed by a Responsible Officer of the Company.

         "Credit Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrowers to the Agent and the Banks (or with respect to the Interest Hedge Agreements, any Affiliates of the Banks) under this Agreement, the Revolving Notes, the Term Notes, the Letter of Credit Documents, and the other Loan Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

         "Credit Parties" means the Company and each of its Subsidiaries.

         "Debt" means, with respect to any Person, without duplication, (a) indebtedness of such Person for borrowed money, which under GAAP is shown on the balance sheet as a liability (excluding reserves for deferred income taxes, deferred pension liability, trade and other accounts payable, and other deferred revenue, deferred expenses and reserves); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and which constitute liabilities under GAAP; (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and normal operating liabilities incurred in the ordinary course of business) and which constitute liabilities under GAAP; (d) obligations of such Person as lessee under Capital Leases; (e) obligations of such Person under any Derivative; (f) obligations of such Person under or relating to letters of credit, guaranties, purchase agreements, endorsements, or other creditor assurances assuring a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition (other than endorsements of negotiable instruments for collection in the ordinary course of business and other contractual commitments), whether direct or indirect in connection with obligations, stock, or dividends of any Person; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) of this definition secured by any Lien on or in respect of any property of such Person, whether or not the indebtedness or obligations secured thereby shall have been assumed. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause (f) of the definition of Debt shall be valued at the maximum amount of the contingent liability thereunder, and the amount of any Debt described in clause (g) that is not covered by clause (f) shall be valued at the lesser of the amount of the Debt secured or the book value of the property securing such Debt.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Default Rate" means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any applicable margin, plus (ii) 2.00% per annum or (b) in all other cases, the Adjusted Prime Rate in effect from time to time plus the Applicable Margin for Prime Rate Tranches in effect from time to time plus 2.00% per annum.

         "Derivatives" means any swap, hedge, cap, collar, put, call, option, forward or short sale, or similar arrangement providing for the exchange or mitigation of risks related to price changes in any commodity, including money.

         "Dollars or $" means lawful money of the United States of America.

         "EBITDA" means, with respect to any Person and for any period of its determination, the consolidated net income of such Person for such period, plus the consolidated interest expense, income taxes, and depreciation and amortization of such Person for such period and minus any interest income and extraordinary gains of such Person for such period and included in the calculation of consolidated net income. For the purposes of calculating the Fixed Charge Coverage Ratio only, (i) EBITDA shall be calculated for any period by including the actual amount for the applicable period ending on such day, including the EBITDA attributable to any permitted

Acquisitions occurring during such period on a pro forma basis from the first day of the applicable period through the date of closing of the permitted Acquisition, and (ii) EBITDA and interest expense for such period shall be calculated after giving effect to any Debt incurred as a result of any permitted Acquisition occurring during such period on a pro forma basis as if such Debt had been incurred on the first day of such period, and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, in each case utilizing (A) where available or required pursuant to this Agreement, historical audited and reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Company's reasonable judgment or (B) if no statements referred to in clause (A) are available, unaudited financial statements reviewed internally by the Company, broken down in the Company's reasonable judgment; provided that, all pro forma adjustments to EBITDA resulting from permitted Acquisitions must be
(I) consistent with the SEC regulations and practices in effect as of the date of this Agreement governing adjustments to historical EBITDA for an acquired entity or (II) other adjustments approved by the Agent in its sole discretion.

         "Effective Date" has the meaning set forth in Section 3.1.

         "Eligible Assignee" means, with respect to any assignment hereunder at the time of such assignment, any commercial bank organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof which has primary capital (or its equivalent) of not less than $250,000,000, is approved by the Agent, and, so long as no Event of Default exists, is approved by the Borrowers, in either case, such approval not to be unreasonably withheld.

         "Eligible Inventory" means items of Inventory of the Credit Parties held by any Credit Party for sale in the ordinary course of the business of any such Credit Parties (but not including packaging or shipping materials or maintenance supplies) which meet all of the following requirements:

         (a) such Inventory is owned by a Credit Party, is subject to a Security Interest, which is perfected as to such Inventory, and is subject to no other Lien whatsoever other than a Permitted Lien;

         (b) such Inventory consists of raw materials, finished goods or work-in-process and does not consist of supplies or consigned goods;

         (c) such Inventory is in good condition and meets all standards applicable to such goods, their use or sale imposed by any governmental agency, or department or division thereof, having regulatory authority over such matters;

         (d) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of a Credit Party's business;

         (e) such Inventory is not obsolete or returned or repossessed or used goods taken in trade;

         (f) such Inventory is located at one of the locations listed in the Security Agreements except as otherwise disclosed in writing to and consented to by the Agent;

         (g)     such Inventory is not experimental or test Inventory;

         (h) such Inventory is in the possession and control of a Credit Party and not any third party, or, if located in a warehouse or other facility leased by any Credit Party, the warehouseman or lessor has delivered to the Agent a warehouseman's or landlord's waiver and consent in form and substance satisfactory to the Agent; and

         (i) such Inventory is not otherwise unsalable in the Agent's reasonable judgment.

         "Eligible Receivables" means the unpaid portion of a Receivable payable in Dollars to any Credit Party net of any returns, discounts, claims, credits, charges or other allowances, offsets, deductions, counterclaims, disputes or other defenses and reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement which meets all of the following requirements:

         (a)     such Receivable is owned by a Credit Party;

         (b) in the case of Receivables for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such Receivable is conditioned upon such Credit Party's completion of any further performance under such contract or agreement, the aggregate amount of such Receivables to be included in the Borrowing Base does not exceed $3,500,000;

         (c) the time for payment for such Receivable has not been extended by any Credit Party;

         (d) such Receivable is not unpaid more than 90 days after the date of the original invoice or past due more than 60 days after its due date, which shall not be later than 30 days after the invoice date;

         (e) such Receivable does not arise out of any transaction with any Subsidiary, Affiliate, creditor, lessor or supplier of such Credit Party;

         (f) such Receivable is not owing by an Account Debtor more than 50% of whose then-existing accounts owing to any Credit Party do not meet the requirements for eligibility set forth in clause (d) above;

         (g) if the Account Debtor with respect thereto is located outside of the United States of America, the goods which gave rise to such Receivable were shipped after receipt by such

Credit Party from the Account Debtor of an irrevocable letter of credit that
(i) has been confirmed by a financial institution acceptable to the Agent, (ii) is in form and substance acceptable to the Agent, (iii) is payable in the full face amount of the face value of the Receivable in Dollars at a place of payment located within the United States, and (iv) has been duly delivered to the Agent, provided that Receivables owing by an Account Debtor located outside the United States may not exceed in face amount 10% of total Eligible Receivables;

         (h) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any applicable law now or hereafter existing similar in effect thereto, as determined in the sole discretion of the Agent, or to any provision prohibiting its assignment or requiring notice of or consent to such assignment, unless such Receivable is duly assigned to the Agent in compliance with all applicable governmental requirements so that the Agent is recognized by the account debtor to have all of the rights of an assignee of such Receivable;

         (i) such Credit Party is not in breach of any express or implied representation or warranty with respect to the goods the sale of which gave rise to such Receivable;

         (j) the Account Debtor with respect to such Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might, in the Agent's sole judgment, cause a Material Adverse Change on such Account Debtor;

         (k) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis (other than certain bill and hold sales by FCI where such Receivables are approved in writing by the Agent in its sole discretion and are supported by satisfactory signed customer authorizations and related documentation), a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and such goods have not been returned or rejected;

         (l) such Receivable is not owing by an Account Debtor who or along with a group of affiliated Account Debtors has then-existing accounts owing to the Credit Parties which exceed in face amount 25% of total Eligible Receivables, to the extent of such excess;

         (m) such Receivable is evidenced by an invoice or other documentation in form acceptable to the Agent containing only terms normally offered by any Credit Party, and dated no later than the date of shipment;

         (n) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any present, or contingent (and no facts exist which are the basis for any future), offset, deduction or counterclaim, dispute or other defense on the part of such Account Debtor;

         (o) except provided in (b) above, if such Receivable arises from the performance of services, such services have been fully performed;

         (p) such Receivable is subject to a Security Interest, which is perfected as to such Receivable, and is subject to no other Lien whatsoever other than a Permitted Lien and the goods giving rise to such Receivable were not, at the time of the sale thereof, subject to any Lien other than a Permitted Lien; and

         (q) such Receivable is not otherwise uncollectible in the Agent's reasonable judgment.

         "Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

         "Equipment" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising equipment, machinery, apparatus, motor vehicles, tractors, trailers, rolling stock, fittings, and other tangible personal property (other than Inventory) of every kind and description used in such Person's business operations or owned by such Person or in which such Person has an interest and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Ershigs" means Ershigs, Inc., a Washington corporation.

         "Ershigs Term Loan" means the aggregate outstanding principal amount of the Ershigs Term Note.

         "Ershigs Term Note" means the promissory note dated as of October 24, 1997 of Ershigs payable to the order of NationsBank.

         "Event of Default" has the meaning specified in Section 6.1.

         "Existing Credit Agreement" has the meaning set forth in the introduction to this Agreement.

         "FCI" means Fluid Containment, Inc., a Delaware corporation.

         "FCI Term Loan" means the aggregate outstanding principal amount of the FCI Term Note.

         "FCI Term Note" means the promissory note dated as of October 24, 1997 of FCI payable to the order of NationsBank.

         "Federal Funds Rate" means, for any period, a fluctuating per annum interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means (a) the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at December 31, 1997, and the related consolidated and consolidating statements of income, cash flow, and retained earnings of the Company and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, and (b) the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at September 30, 1997, and the related consolidated statements of income, cash flow, and retained earnings of the Company and its consolidated Subsidiaries for the nine months then ended, copies of which have been furnished to the Agent.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority, instrumentality, bureau, or court having jurisdiction over any Bank, any Borrower, or any Credit Party or any of their respective properties.

         "Guaranties" means the Subsidiary Guaranty and the Company Guaranty.

         "Guarantors" means (a) the Subsidiaries of the Company that have executed the Subsidiary Guaranty in connection with the execution of this Agreement, including, without limitation, Biloxi, Ershigs, FCI, Sefco, Hoover Containment, Inc., Fluid Containment Property, Inc., Denali Management, Inc., Specialty Solutions, Inc., Containment Solutions, Inc., and Instrumentation Solutions, Inc., and (b) any future Subsidiaries of the Company that join the Subsidiary Guaranty pursuant to Section 5.19.

         "Hazardous Materials" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any other Environmental Law.

         "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the relevant Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. The maximum lawful rate under this Agreement shall be the weekly indicated rate ceiling under Chapter 303 of the Texas Finance Code and in Article 5069-1D.002 of the Revised Civil Statutes, in each case as amended (formerly known as the indicated (weekly) rate ceiling in Article 5069-1.04 of the Texas Revised Civil Statutes), unless any other lawful rate ceiling exceeds the rate ceiling so determined, and then the higher rate ceiling shall apply.

         "Intellectual Property" means, as to any Person, all of such Person's then owned existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations and continuations-in-part of any of the foregoing and all rights to sue for past, present and future infringements of any of the foregoing.

         "Interest Charges" means, with respect to any Person and for any period of its determination, the consolidated interest expense of such Person during such period plus its capitalized interest during such period, but without adjustment for its interest income during such period determined in accordance with GAAP.

         "Interest Hedge Agreements" means any Derivative between a Borrower and any Bank (or any Affiliate of any Bank or such other Person that has been approved by the Agent) providing for the exchange of risks related to price changes in the interest rate on the Revolving Advances or any Term Loan under this Agreement.

         "Interest Period" means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the applicable Borrower may select in the applicable Revolving Borrowing Request or Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the applicable Borrower may select only one month Interest Periods); provided, however, that:

         (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

         (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

         (c) none of the Borrowers may, without the consent of the Agent and the Banks, select an Interest Period for any LIBOR Tranche which ends after the Revolver Maturity Date or the Term Maturity Date, as applicable.

         "Inventory" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising (a) goods intended for sale or lease or for display or demonstration, (b) work in process, and (c) raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or otherwise used or consumed in the conduct of business.

         "IRB Obligations" means the obligations of FCI to the Montgomery County Industrial Development Corporation in connection with those certain industrial revenue bonds issued by the Montgomery County Industrial Development Corporation, in the principal amount of $1,000,000, due February 1, 2001.

         "Issuing Bank" means NationsBank and any successor issuing bank pursuant to Section 7.7.

         "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations G, T, U, and X.

         "Letter of Credit" means any commercial or standby letter of credit issued by the Issuing Bank for the account of the Company or any other Credit Party pursuant to the terms of this Agreement.

         "Letter of Credit Application" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by a Credit Party and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

         "Letter of Credit Application Amendment" means the Issuing Bank's standard form application to amend a letter of credit for either a commercial or standby letter of credit, as the case may be, which has been executed by a Credit Party and accepted by the Issuing Bank in connection with the increase or extension of a Letter of Credit.

         "Letter of Credit Collateral Account" means a special cash collateral account pledged to the Agent containing cash deposited pursuant to Sections 2.2(d) or 6.4 to be maintained with the Agent in accordance with Section 2.2(g).

         "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

         "Letter of Credit Exposure" means, as of any date of its determination, the aggregate outstanding undrawn amount of Letters of Credit plus (without duplication of any Advances made under Section 2.2(c)) the aggregate of the reimbursement obligations of the Credit Parties under the Letter of Credit Applications and this Agreement.

         "Letter of Credit Sublimit" means $5,000,000.

         "LIBOR" means, for any LIBOR Tranche for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Tranche for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LIBOR Tranche" shall mean any Tranche which bears interest based upon the LIBOR, as determined in accordance with Section 2.4.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

         "Loan" means any Revolving Loan or Term Loan.

         "Loan Documents" means this Agreement, the Revolving Notes, the Term Notes, the Letter of Credit Documents, the Security Agreements, the Pledge Agreements, Guaranty, the Interest Hedge Agreements and each other agreement, instrument, or document executed at any time in connection with this Agreement.

         "Majority Banks" means, at any time, Banks holding more than 66 2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount of the Loans or Letter of Credit Exposure is then outstanding, "Majority Banks" shall mean Banks having more than 66 2/3% of the aggregate amount of the Revolving Commitments at such time.

         "Material Adverse Change" means any material adverse change in or upon
(a) in the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Credit Party,
(b) the ability of any Credit Party to perform any obligations under this Agreement or any other Loan Document to which it is a party thereby causing a Default, or (c) the legality, validity, binding effect or enforceability of any Loan Document or the ability of the Agent or any Bank to enforce any rights or remedies under or in connection with any Loan Document.

         "Mortgages" means (a) the Deed of Trust, Mortgage, Security Agreement, Fixture Filing and Assignment of Rents dated as of October 24, 1997, executed by Ershigs and granting a lien for the benefit of the Agent in the Real Property in Wilson, North Carolina; (b) the Deed of Trust, Mortgage, Security Agreement, Fixture Filing and Assignment of Rents dated as of October 24, 1997, executed by Ershigs and granting a lien for the benefit of the Agent in the Real Property in Bellingham, Washington; (c) the Deed of Trust, Mortgage, Security Agreement, Fixture Filing and Assignment of Rents dated as of October 24, 1997, executed by FCI and granting a lien for the benefit of the Agent in the Real Property in Bakersfield, California; (d) the Mortgage dated as of October 24, 1997, executed by FCI and granting a lien for the benefit of the Agent in the Real Property in Mount Union, Pennsylvania; (e) the Deed of Trust, Mortgage, Security Agreement, Fixture Filing and Assignment of Rents dated as of October 24, 1997, executed by Sefco and granting a lien for the benefit of the Agent in the Real Property in Tulsa, Oklahoma; and (f) the Deed of Trust, Mortgage, Security Agreement, Fixture Filing and Assignment of Rents dated as of October 31, 1997, executed by Biloxi and granting a lien for the benefit of the Agent in the Real Property in Biloxi, Mississippi.

         "NationsBank" means NationsBank of Texas, N.A., in its individual capacity.

         "Notes" means the Revolving Notes and the Term Notes.

         "PBGC" means Pension Benefit Guaranty Corporation or its successor.

         "Permitted Debt" means all of the following Debt:

         (a)     the Credit Obligations;

         (b) the IRB Obligations and any replacement, renewal, refinancing or extension of the IRB Obligations provided that any such replacement, renewal, refinancing or extension of the IRB Obligations does not exceed the principal amount (plus associated fees and expenses) of the IRB Obligations at the time of the replacement, renewal, refinancing or extension thereof by more than $500,000;

         (c)     the Subordinated Debt;

         (d) intercompany Debt between any Credit Party and any other Credit Party, in each case subordinated on terms acceptable to the Agent and Majority Banks;

         (e) Debt assumed in connection with any Acquisition permitted by this Agreement, but not incurred in connection or in anticipation of such permitted Acquisition and any Lien securing such Debt shall not encumber any Credit Party other than that purchased in connection with such permitted Acquisition;

         (f) Debt constituting purchase money debt incurred with respect to the purchase of any tangible asset (other than Inventory) and obligations under Capital Leases, provided that the sum of

(i) the aggregate outstanding principal amount for all such Debt under this clause (f), and (ii) the increase in the principal amount of any replacement, renewal, refinancing or extension of the IRB Obligations does not exceed $2,000,000;

         (g)     Debt under any Interest Hedge Agreement; and

         (h) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business.

         "Permitted Investments" means all of the following investments:

         (a)     investments in (i) wholly-owned Subsidiaries of any Borrower
(ii) Persons other than wholly-owned Subsidiaries of the Borrowers made in connection with Acquisitions that have been approved by the Majority Banks, but no further investments therein unless such further investments have been approved by the Majority Banks;

         (b) current investments in the form of loans, guaranties, open accounts, and other extensions of trade credit in the ordinary course of business;

         (c) investments in commercial paper and bankers' acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition, are rated A-1 or better by Standard & Poor's Corporation and P-1 or better by Moody's Investors Services, Inc.;

         (d) investments in direct obligations of the United States of America, or investments in any Person which investments are guaranteed by the full faith and credit of the United States, in either case maturing in twelve months or less from the date of acquisition thereof and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below or brokerage companies having net worth in excess of $250,000,000;

         (e) investments in demand deposit accounts, time deposits or certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus, and undivided profits aggregating at least $250,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc.; and

         (f) investments in money market funds which invest solely in the types of investments described in paragraphs (c) through (d) above.

In valuing any investments for the purpose of applying the limitations set forth in this Agreement, such investments shall be taken at the original cost thereof (but without reduction for any subsequent appreciation or depreciation thereof) less any amount actually repaid or recovered on account of capital or principal (but without reduction for any offsetting investments made by the investee in the investor). For purposes of this Agreement, at any time when a Person becomes a Subsidiary of any

Borrower, all investments of such Person at the time of acquisition shall be deemed to have been made by such Person at such time.

         "Permitted Liens" means all of the following Liens:

         (a)     Liens securing the Credit Obligations;

         (b) Liens securing purchase money debt or Capital Leases permitted under clause (f) of the definition of Permitted Debt provided that no such Lien covers any property not purchased or leased in connection with the incurrence of such Debt;

         (c) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money, the obtaining of advances or credit, or payment of legal judgments and which do not materially detract from the value of any Credit Party's assets or materially interfere with any Credit Party's business, including such (i) Liens for taxes, assessments, or other governmental charges or levies; (ii) Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature otherwise permitted by this Agreement; (iv) Liens in the form of vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction, or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property; and (v) Liens in the form of zoning restrictions, easements, licenses, and other restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the applicable Credit Party or the value of such property;

         (d)     the Lien on FCI's Conroe, Texas manufacturing facility;

         (e) Liens upon property, including any attachment of property or other legal process, prior to adjudication of a dispute on the merits, if the same are being contested in good faith and by appropriate proceedings and if the specified Person has set aside on its books such reserves as may be required by GAAP;

         (f) good faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases (other than in connection with Capital Leases), or to secure statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds in the ordinary course of business;

         (g) any interest or title of a lessor in assets being leased to any Credit Party (other than in connection with Capital Leases); and

         (h) Liens listed as permitted exceptions in Exhibit B to any Mortgage.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

         "Plan" means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) employee pension benefit plan under Section 3(2) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) employee account benefit plan under Section 3(2) of ERISA.

         "Pledge Agreements" means a Pledge Agreement dated as of March 23, 1998 in favor of the Agent (a) from the Company, pledging its ownership interest in all of its direct Subsidiaries in the form of the attached Exhibit G-1, (b) from Specialty Solutions, Inc. pledging its ownership interest in all of its direct Subsidiaries substantially in the form of the attached Exhibit G-2, (c) from Ershigs, Inc. pledging its ownership interest in all of its direct Subsidiaries, substantially in the form of the attached Exhibit G-2, and
(d) from FCI, pledging its ownership interest in all of its direct Subsidiaries, substantially in the form of the attached Exhibit G-2.

         "Prime Rate" means, for any day, the fluctuating per annum interest rate in effect on such day equal to the rate of interest publicly announced by the Agent as its prime rate, whether or not the Borrowers have notice thereof.

         "Prime Rate Tranche" means any Tranche which bears interest based upon the Adjusted Prime Rate, as determined in accordance with Section 2.4.

         "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

         "ratable share" or "pro rata share" means, with respect to any Bank and as of any date of its determination, either (a) the ratio of such Bank's Revolving Commitment at such time to the aggregate Revolving Commitments at such time or (b) if the Revolving Commitments have been terminated, the ratio of such Bank's aggregate outstanding Revolving Advances and share of the Letter of Credit Exposure at such time to the aggregate outstanding Revolving Advances and Letter of Credit Exposure at such time.

         "Real Property" means the real property described in the Schedule 1.1 hereto and all improvements and buildings thereon.

         "Receivables" means and includes, as to any Person, all of such Person's then owned or existing and future acquired or arising (a) accounts,
(b) chattel paper (including, without limitation, installment sales contracts and personal property leases), (c) contract rights, (d) rights to the payment of money or other forms of consideration of any kind including, but not limited to, letters of credit and the right to receive payment thereunder, tax refunds, insurance proceeds, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form from any Person and guaranties, security and Liens securing payment thereof, and (e) cash and non-cash proceeds of any of the foregoing.

         "Regulations G, T, U, and X" means Regulations G, T, U, and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Related Parties" means, with respect to any Person, such Person's stockholders, directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

         "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

         "Reset Date" means five Business Days after the date of the Agent's receipt of the financial statements provided by the Company pursuant to Section 5.2(b).

         "Responsible Officer" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, any Vice President, Treasurer, or any other officer of such Person designated by any of the foregoing in writing from time to time.

         "Restricted Payment" means (a) the declaration or payment by any Person of any dividends; (b) the purchase, redemption, retirement, or other acquisition for value of any of its capital stock (or other ownership interest) now or hereafter outstanding, or any distribution of assets to its stockholders as such, whether in cash, assets, or obligations of such Person; (c) any allocation or other setting apart of any sum for the payment of any dividend or distribution on, or purchase, redemption, or retirement of, any shares of its capital stock (or other ownership interest); (d) any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock (or other ownership interest); or (e) any payment, prepayment, or redemption of any Subordinated Debt.

         "Revolver Maturity Date" means October 31, 2002.

         "Revolving Advance" means the outstanding principal from a Bank which represents such Bank's ratable share of a Revolving Borrowing.

         "Revolving Borrowing" means any aggregate amount of principal advanced on the same day and pursuant to the same Revolving Borrowing Request under the revolving loan facility created in Section 2.1.

         "Revolving Borrowing Request" means a Revolving Borrowing Request in substantially the form of the attached Exhibit H executed by a Responsible Officer of the Company and delivered to the Agent.

         "Revolving Commitment" means, for any Bank, the amount set forth below such Bank's name on the signature pages of this Agreement as its Revolving Commitment, or if such Bank has entered into any Assignment and Acceptance since the date of this Agreement, as set forth for such Bank as its Revolving Commitment in the Register maintained by the Agent pursuant to Section 8.5(c), in each case as such amount may be terminated pursuant to Section 6.2.

         "Revolving Loan" means the aggregate outstanding principal amount of the Revolving Borrowings.

         "Revolving Note" means a promissory note of the Company payable to the order of a Bank, in substantially the form of the attached Exhibit I, evidencing the indebtedness of the Company to such Bank resulting from Revolving Advances made by such Bank to the Company.

         "SEC" means the Securities and Exchange Commission, and any successor entity.

         "Security Agreements" means (a) the Security Agreement dated as of March 23, 1998 made by the Company in favor of the Agent for the benefit of the Agent, the Banks, and the Issuing Bank in the form of the attached Exhibit F-1 and (b) the Security Agreement dated as of March 23, 1998 made by the Company's Subsidiaries in favor of the Agent for the benefit of the Agent, the Banks, and the Issuing Bank in the form of the attached Exhibit F-2.

         "Security Documents" means each of (a) the Security Agreements, (b) the Pledge Agreements, (c) the Mortgages and (d) each other writing executed and delivered by any Person securing or guaranteeing the Credit Obligations or evidencing such security.

         "Security Interest" means the Liens in favor of the Agent for the ratable benefit of the Banks on and in the Collateral effected hereby or by any of the Security Documents or pursuant to the terms hereof or thereof.

         "Sefco" means SEFCO, Inc., an Oklahoma corporation.

         "Sefco Term Loan" means the aggregate outstanding principal amount of all advances previously made by NationsBank to Sefco.

         "Sefco Term Note" means the promissory note dated as of October 24, 1997 of Sefco payable to the order of NationsBank, evidencing the indebtedness of Sefco to NationsBank resulting from the Sefco Term Loan made by NationsBank to Sefco.

         "Subordinated Debt" means any Debt issued by any Credit Party that (a) is debt for borrowed money, (b) is unsecured, (c) has no recourse to any of the other Credit Parties (whether through a guaranty executed by any such Credit Party, a pledge of assets by such Credit Party or otherwise), which has not been otherwise subordinated to the Agent, (d) does not amortize and has a maturity no earlier than the Revolver Maturity Date, and (e) is subordinated on terms that are acceptable to the Agent and the Majority Banks.

         "Subsidiary" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such person.

         "Subsidiary Guaranty" means the Subsidiary Guaranty dated as of March 23, 1998, made by the Company's Subsidiaries in favor of the Agent for the benefit of the Agent, the Banks, and the Issuing Bank in the form of the attached Exhibit E-2.

         "Tangible Net Worth" means, with respect to any Person and as of any date of its determination, the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) as determined in accordance with GAAP, less the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, Intellectual Property, unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

         "Term Loans" means the Biloxi Term Loan, the Ershigs Term Loan, the FCI Term Loan and the Sefco Term Loan.

         "Term Maturity Date" means October 24, 2002.

         "Term Notes" means Biloxi Term Note, Ershigs Term Note, FCI Term Note, and Sefco Term Note.

         "Total Liabilities" means the sum of all of the liabilities which appears on the financial statements most recently provided by the Company pursuant to Section 5.2(a) or (b), as applicable.

         "Tranche" means any tranche of principal outstanding under the Loans accruing interest on the same basis whether created in connection with new advances of principal under the Revolving Loan pursuant to Section 2.4(a)(i) or by the continuation or conversion of existing tranches of principal under the Loans pursuant to Section 2.4(a)(iii) and shall include any Prime Rate Tranche or LIBOR Tranche.

         "Type" has the meaning set forth in Section 1.4.

         "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

         1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

         1.3     Accounting Terms; Preparation of Financials.

                 (a) All accounting terms, definitions, ratios, and other tests described herein shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements, except as expressly set forth in this Agreement or permitted by the Company's independent accountants.

                 (b) The Credit Parties shall prepare their financial statements in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements, unless otherwise approved in writing by the Agent.

                 (c) The Credit Parties shall prepare all proforma financial statements reflecting Acquisitions in accordance with the requirements established by the SEC for acquisition accounting for reported acquisitions by public companies, whether or not the applicable Acquisitions are required to be publicly reported, and applying such requirements to make such proforma financial statements reflect the accounting procedures used in the preparation of the regular financial statements of the Credit Parties
unless otherwise approved in writing by the Agent.   All applications of the
foregoing requirements regarding proforma financial statements must be approved by the Agent prior to the use of such financial statements in connection with the delivery of any Borrowing Base and Compliance Certificate.

         1.4 Types. The "Type" of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or a Prime Rate Tranche.

         1.5 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to."
The word "or" shall mean "and/or" wherever necessary to prevent interpretation of any provision against the Agent or the Banks. Whenever any Borrower has an obligation under this Agreement and the Loan Documents, the expense of complying with that obligation shall be an expense of such Borrower unless otherwise specified. Whenever any determination is to be made by the Agent or any Bank, such determination shall be in such Person's sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement and the Loan Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement and the Loan Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and any other Loan Documents, this Agreement shall control.

ARTICLE 2.       CREDIT FACILITIES.

         2.1     Revolving Loan and Term Loan Facilities.

         (a)(i) Revolving Commitments. Each Bank severally agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make Revolving Advances to the Company as such Bank's ratable share of Revolving Borrowings requested by the Company from time to time on any Business Day during the period from the date of this Agreement until the Revolver Maturity Date; provided that the aggregate outstanding principal amount of Revolving Advances made by such Bank plus such Bank's ratable share of the Letter of Credit Exposure shall not exceed such the lesser of (A) Bank's Revolving Commitment and (B) such Bank's ratable share of the Borrowing Base. Revolving Borrowings must be made in an amount equal to or greater than (I) with respect to Revolving Advances bearing interest based on the Prime Rate, $100,000 and in integral multiples of $100,000 in excess thereof and (II) with respect to Revolving Advances bearing interest based on LIBOR, $300,000 and in integral multiples of $100,000 in excess thereof. Within the limits expressed in this Agreement, the Company may from time to time borrow, prepay, and reborrow Revolving Borrowings. The indebtedness of the Company to the Banks resulting from the Revolving Advances made by the Banks shall be evidenced by Revolving Notes made by the Company.

             (ii) Reduction of Revolving Commitments. The Company shall have the right, upon at least 30 days' advance notice to the Agent, to reduce ratably in part or terminate in whole the Revolving Commitments. Each such notice shall specify the amount of the termination or reduction and shall be irrevocable and binding on the Company. Partial reductions shall be in a minimum amount of $1,000,000 and be made in integral multiples of $1,000,000. In the event of any partial reduction, each Bank's Revolving Commitment shall be reduced pro rata. The Revolving Commitments cannot be reduced below the amount of the Revolving Loan plus the Letter of Credit Exposure. Any termination or reduction of the Revolving Commitments pursuant to this Section 2.1(a)(ii) shall be permanent, with no obligation of the Banks to reinstate such reduced or terminated Revolving Commitments.

         (b)(i) Biloxi Term Loans. Before the date hereof, NationsBank made the Biloxi Term Loan in the aggregate amount set forth opposite NationsBank's name on the signature pages hereof as its Biloxi Term Loan. NationsBank agrees, on the terms and conditions set forth in this Agreement, to continue its outstanding Biloxi Term Loan. Biloxi may not reborrow any amount of the Biloxi Term Loan that has been repaid.

             (ii) Ershigs Term Loans. Before the date hereof, NationsBank made the Ershigs Term Loan in the aggregate amount set forth opposite NationsBank's name on the signature pages hereof as its Ershigs Term Loan. NationsBank agrees, on the terms and conditions set forth in this Agreement, to continue its outstanding Ershigs Term Loan to Ershigs. Ershigs may not reborrow any amount of the Ershigs Term Loan that has been repaid.

            (iii) FCI Term Loans. Before the date hereof, NationsBank made the FCI Term Loan in the aggregate amount set forth opposite NationsBank's name on the signature pages hereof as its FCI Term Loan. NationsBank agrees, on the terms and conditions set forth in this Agreement, to continue its outstanding FCI Term Loan to FCI. FCI may not reborrow any amount of the FCI Term Loan that has been repaid.

             (iv) Sefco Term Loans. Before the date hereof, NationsBank made the Sefco Term Loan in the aggregate amount set forth opposite NationsBank's name on the signature pages hereof as its Sefco Term Loan. NationsBank agrees, on the terms and conditions set forth in this Agreement, to continue its outstanding Sefco Term Loan to Sefco. Sefco may not reborrow any amount of the Sefco Term Loan that has been repaid.

         (c)     Method of Advancing

              (i) Each Revolving Borrowing shall be made pursuant to a Revolving Borrowing Request given by the Company to the Agent in writing or by telecopy not later than the time required pursuant to
         Section 2.4(a)(i) to select the interest rate basis for the Revolving Borrowing. Each Revolving Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Company. If the Revolving Borrowing Request is received by the Agent and has been correctly completed, the Agent shall promptly forward notice of the Revolving Borrowing to the Banks. Each Bank shall, before 2:00 p.m. (local time at the Applicable Lending Office of the Agent) on the date of the requested Revolving Borrowing, make available from its Applicable Lending Office to the Agent at the Agent's Applicable Lending Office, in immediately available funds, such Bank's ratable share of such Revolving Borrowing. Subject to the satisfaction of all applicable conditions precedent, after receipt by the Agent of such funds, the Agent shall before close of business on the date requested for such Revolving Borrowing make such Revolving Borrowing available to the Company in immediately available funds at the Company Account.

             (ii) Unless the Agent shall have received notice from a Bank before the date of any Revolving Borrowing that such Bank shall not make available to the Agent such Bank's ratable share of such Revolving Borrowing, the Agent may assume that such Bank has made its ratable share of such Revolving Borrowing available to the Agent on the date of such Revolving Borrowing in accordance with paragraph (i) above and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made its ratable share of such Revolving Borrowing available to the Agent, such Bank agrees that it shall pay interest on such amount for each day from the date such amount is made available to the Company by the Agent until the date such amount is paid to the Agent by such Bank at the Federal Funds Rate in effect from time to time, provided that with respect to such Bank if such amount is not paid by such Bank by the end of the second day after the Agent makes such amount available to the Company, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day and shall remain at such increased rate thereafter. Interest on such amount shall be due and payable by such Bank upon demand by the Agent. If such Bank shall pay to the Agent such amount and interest as provided above, such amount so paid shall constitute such Bank's Revolving Advance as part of such Revolving Borrowing for all purposes of this Agreement even though not made on the same day as the other Revolving Advances comprising such Revolving Borrowing. In the event that such Bank has not repaid such amount by the end of the fifth day after such amount was made available to such Borrower, such Borrower agrees to repay to the Agent on demand such amount, together with interest on such amount for each day from the date such amount was made available to the Company until the date such amount is repaid to the Agent at the interest rate charged to the Company for such Revolving Borrowing under the terms of this Agreement.

            (iii) The failure of any Bank to make available its ratable share of any Revolving Borrowing shall not relieve any other Bank of its obligation, if any, to make available its ratable share of such Revolving Borrowing. No Bank shall be responsible for the failure of any other Bank to honor such other Bank's obligations hereunder, including any failure to make available any funds as part of any Revolving Borrowing.

         (d)     Prepayment.

              (i) Any Borrower may prepay the outstanding principal amount of its Loans pursuant to written notice given by the applicable Borrower to the Agent, in case of the prepayment of any portion of a Revolving Loan, or NationsBank, in case of the prepayment of any portion of a Term Loan in writing or by telecopy not later than (A) 2:00 p.m. (local time at the Applicable Lending Office of the Agent or NationsBank, as applicable) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of a Loan which is comprised of LIBOR Tranches, or (B) 12:00 noon (local time at the Applicable Lending Office of the Agent or NationsBank, as applicable) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of a Loan comprised solely of Prime Rate Tranches. Each such notice shall specify the principal amount and Tranches of the Loan which shall be prepaid, the date of the prepayment, and shall be irrevocable and binding on such Borrower. Prepayments of any Loan shall be made in an amount equal to (I) with respect to Advances bearing interest based upon the Prime Rate, $100,000 and in integral multiples of $100,000 in excess thereof and (II) with respect to Advances bearing interest based upon LIBOR, $300,000 and in integral multiples of $100,000 in excess thereof. If the prepayment would cause the aggregate outstanding principal amount of any LIBOR Tranche comprising all or any part of such Loan to be less than $300,000, or the aggregate outstanding principal amount of all Prime Rate Tranches comprising all or any part of such Loan to be less than $100,000, the prepayment must be in an amount equal to the entire outstanding principal amount of such LIBOR Tranche under such Loan or the entire outstanding principal amount of all Prime Rate Tranches under such Loan, as the case may be. Upon receipt of any notice of prepayment of any portion of a Revolving Loan, the Agent shall give prompt notice of the intended prepayment to the Banks. For each such notice given by any Borrower, such Borrower shall prepay the applicable Loan in the specified amount on the specified date as set forth in such notice. No Borrower shall have any right to prepay any principal amount of the Loans except as provided in this Section 2.1(d)(i).

             (ii) If the aggregate outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure exceeds either (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Company shall prepay the Revolving Loan in an amount equal to such excess; provided that, if the Revolving Loan shall have been paid in full, the Company shall deposit cash collateral with the Agent to secure the Letter of Credit Exposure in an amount equal to such remaining excess.

            (iii) Each prepayment of principal of any LIBOR Tranche under the Revolving Loan pursuant to this Section 2.1(d) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to Section 2.5 (and specified by the Agent or NationsBank, as applicable, as owing) as a result of such prepayment.

         (e)     Repayment.

              (i) The Company shall pay to the Agent for the ratable benefit of the Banks the aggregate outstanding principal amount of the Revolving Loan on the Revolver Maturity Date.

             (ii) Biloxi shall pay to NationsBank equal monthly installments of principal of $5,625 on the first day of each month after the date hereof plus accrued but unpaid interest, with the aggregate outstanding principal amount of the Biloxi Term Loan and all accrued but unpaid interest due and payable on the Term Maturity Date.

            (iii) Ershigs shall pay to NationsBank equal monthly installments of principal of $19,066 on the first day of each month after the date hereof plus accrued but unpaid interest, with the aggregate outstanding principal amount of the Ershigs Term Loan and all accrued but unpaid interest due and payable on the Term Maturity Date.

             (iv) FCI shall pay to NationsBank equal monthly installments of principal of $24,250 on the first day of each month after the date hereof plus accrued but unpaid interest, with the aggregate outstanding principal amount of the FCI Term Loan and all accrued but unpaid interest due and payable on the Term Maturity Date.

              (v) Sefco shall pay to NationsBank equal monthly installments of principal of $2,875 on the first day of each month after the date hereof plus accrued but unpaid interest, with the aggregate outstanding principal amount of the Sefco Term Loan and all accrued but unpaid interest due and payable on the Term Maturity Date.

         2.2     Letter of Credit Facility.

         (a) Commitment for Letters of Credit. The Issuing Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, issue, increase, and extend Letters of Credit at the request of the Company from time to time on any Business Day during the period from the date of this Agreement until the Revolver Maturity Date provided that
(i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit and (ii) the aggregate outstanding principal amount of Revolving Borrowings plus the Letter of Credit Exposure shall not exceed the lesser of
(A) the aggregate amount of the Revolving Commitments and (B) the Borrowing Base. No Letter of Credit may have an expiration date later than 12 months after its issuance date, and each Letter of Credit which is self-extending beyond its expiration date must be cancelable upon at least 30 days notice given by the Issuing Bank to the beneficiary of such Letter of Credit. No Letter of Credit may have an expiration date later than the Revolver Maturity Date unless approved by the Issuing Bank, the Agent, and the Banks. Each Letter of Credit must be in form and substance acceptable to the Issuing Bank. The indebtedness of a Credit Party to the Issuing Bank resulting from Letters of Credit requested by such Credit Party shall be evidenced by the Letter of Credit Applications made by such Credit Party.

         (b) Requesting Letters of Credit. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the Company to the Issuing Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 2:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on the Company. If the Issuing Bank accepts the Letter of Credit Application or Letter of Credit Application Amendment, the Issuing Bank shall give prompt notice thereof to the Agent, and the Agent shall promptly inform the Banks of the proposed Letter of Credit or change thereto. Subject to the satisfaction of all applicable conditions precedent, the Issuing Bank shall before close of business on the date requested by the Company for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary. Upon the date of the issuance, increase, or extension of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall be deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit or change thereto. The Issuing Bank shall notify the Agent of each Letter of Credit issued, increased, or extended and the date and amount of each Bank's participation in such Letter of Credit, and the Agent shall in turn notify the Banks.

         (c) Reimbursements for Letters of Credit. With respect to any Letter of Credit and in accordance with the related Letter of Credit Application, the Company agrees to pay to the Issuing Bank on demand of the Issuing Bank any amount due to the Issuing Bank under such Letter of Credit Application (provided that fees due with respect to such Letter of Credit shall be payable as specified in Section 2.3(b)). If the Company does not pay upon demand of the Issuing Bank any amount due to the Issuing Bank under any Letter of Credit Application, in addition to any rights the Issuing Bank may have under such Letter of Credit Application, the Issuing Bank may upon written notice to the Agent request the satisfaction of such obligation by the making of a Revolving Borrowing. Upon such request, the Company shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Issuing Bank. Such Revolving Borrowing shall be comprised of a Prime Rate Tranche. The Agent shall promptly forward notice of such Revolving Borrowing to the Company and the Banks, and each Bank shall, in accordance with the procedures of Section 2.1(c), other than limitations on the size of Revolving Borrowings, and notwithstanding the failure of any conditions precedent, make available such Bank's ratable share of such Revolving Borrowing to the Agent, and the Agent shall promptly deliver the proceeds thereof to the Issuing Bank for application to such Bank's share of the obligations under such Letter of Credit. The Company hereby unconditionally and irrevocably authorizes, empowers, and directs the Issuing Bank to make such requests for Revolving Borrowings on behalf of the Company, and the Banks to make Revolving Advances to the Agent for the benefit of the Issuing Bank in satisfaction of such obligations. The Agent and each Bank may record and otherwise treat the making of such Revolving Borrowings as the making of Revolving Borrowings to the Company under this Agreement as if requested by the Company. Nothing herein is intended to release any Credit Party's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default or Event of Default caused by the Company's failure to comply with the provisions of this Agreement or any Letter of Credit Application.

         (d) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed after the Revolver Maturity Date, the Company shall pay to the Agent an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit to be held in the Letter of Credit Collateral Account and applied in accordance with paragraph (g) below.

         (e) Obligations Unconditional. The obligations of the Company and each Bank under this Agreement and the Letter of Credit Applications to make payments as required to reimburse the Issuing Bank for draws under Letters of Credit and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document; (iii) the existence of any claim, set-off, defense, or other right which the Company or any Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Company or any Bank in connection with the Letters of Credit or the Company's or such Bank's rights under paragraph (f) below.

         (f) Liability of Issuing Bank. The Issuing Bank shall not be liable or responsible for: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency, or genuineness of documents related to Letters of Credit, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged; except that the Issuing Bank shall only be liable to the Credit Parties or any Bank to the extent of any direct, as opposed to consequential, damages suffered by the Credit Parties or such Bank which any Credit Party or such Bank proves were caused by (A) the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make or delay in making lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.

         (g)     Letter of Credit Collateral Account.

              (i) If the Company is required to deposit funds in the Letter of Credit Collateral Account pursuant to Sections 2.2(d) or 6.4, then the Company and the Agent shall establish the Letter of Credit Collateral Account and the Company shall execute any documents and agreements, including the Agent's standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Agent a first priority security interest in such account and the funds therein. The Company hereby pledges to the Agent and grants the Agent a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Credit Obligations.

             (ii) Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Letter of Credit Collateral Account above the Letter of Credit Exposure, during the existence of an Event of Default the Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral for the Credit Obligations or
         (B) apply such surplus funds to any Credit Obligations in accordance with Section 6.9. If no Default exists, the Agent shall release to the Company at the Company's written request any funds held in the Letter of Credit Collateral Account above the amounts required by
         Section 2.2(d).

            (iii) Funds held in the Letter of Credit Collateral Account shall be invested in money market funds maintained with, and under the sole dominion and control of, the Agent or in another investment if mutually agreed upon by the Company and the Agent but the Agent shall have no other obligation to make any other investment of the funds therein. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         2.3     Fees.

         (a) Unused Revolving Commitment Fees. The Company shall pay to the Agent for the ratable benefit of the Banks an unused commitment fee in an amount equal to .25% per annum multiplied by the average daily amount by which
(i) the aggregate amount of the Revolving Commitments exceeds (ii) the aggregate outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure. The unused commitment fee shall commence to accrue upon the date of this Agreement and shall be due and payable in arrears on the last day of each calendar quarter and on the Revolver Maturity Date.

         (b) Fees for Letters of Credit. For each Letter of Credit issued by the Issuing Bank, the Company shall pay to the Agent for the ratable benefit of the Banks a letter of credit fee equal to the Applicable Margin for letter of credit fees per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit. The Company shall pay such letter of credit fees for each Letter of Credit quarterly in arrears on the last day of each calendar quarter.

         2.4     Interest.

         (a) Election of Interest Rate Basis. Any Borrower may select the interest rate basis for the Loans in accordance with the terms of this Section 2.4(a):

              (i) Under the Revolving Borrowing Request provided to the Agent in connection with the making of each Revolving Borrowing, the Company shall select the amount and the Type of the Tranches, and for each LIBOR Tranche selected, any permitted Interest Period for each such LIBOR Tranche, which will comprise such Revolving Borrowing, provided that (A) at no time shall there be more than seven separate LIBOR Tranches outstanding for Revolving Loans and (B) each Tranche must be in a principal amount equal to or greater than (I) in the case of LIBOR Tranches, $300,000 and (II) in the case of Prime Rate Tranches, $100,000, and in each case, shall be made in multiples of $100,000 in excess thereof. Such interest rate elections must be provided to the Agent in writing or by telecopy not later than 1:00 p.m. (local time at the Applicable Lending Office of the Agent) on the third Business Day before the date of any proposed Revolving Borrowing comprised of a LIBOR Tranche or 11:00 a.m. (local time at the Applicable Lending Office of the Agent) on the same day of any proposed Revolving Borrowing comprised solely of a Prime Rate Tranche. The Agent shall promptly forward copies of such interest rate elections to the Banks. In the case of any Revolving Borrowing comprised of a LIBOR Tranche, upon determination by the Agent, the Agent shall promptly notify the Company and the Banks of the applicable interest rate for such Tranche.

             (ii) Each Term Loan shall continue to bear interest from the Effective Date at the rate in effect on the Effective Date until continued or converted in accordance with the following paragraph
         (iii).

            (iii) With respect to any Tranche, any Borrower may continue or convert any portion of any LIBOR Tranche or Prime Rate Tranche to form new LIBOR Tranches or Prime Rate Tranches in accordance with this paragraph. Each such continuation or conversion shall be deemed to create a new Tranche for all purposes of this Agreement. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by the applicable Borrower to the Agent, in the case of Tranches under the Revolving Loan, or NationsBank, in the case of Tranches under any Term Loan in writing or by telecopy not later than 2:00 p.m. (local time at the Applicable Lending Office of the Agent or NationsBank, as applicable) on the third Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on such Borrower. The Agent shall promptly forward notice of the continuation or conversion to the Banks received with respect to the Revolving Loan. In the case of any continuation or conversion into LIBOR Tranches, upon determination by the Agent, the Agent or NationsBank, as applicable, shall notify the applicable Borrower and, with respect to Tranches under the Revolving Loan only, the Banks of the applicable interest rate. Continuations and conversions of Tranches shall be made in a minimum amount of $300,000 and in integral multiples of $100,000 in excess thereof. No continuation or conversion shall be permitted if such continuation or conversion would cause the aggregate outstanding principal amount of any LIBOR Tranche which would remain outstanding to be less than $300,000 or the aggregate outstanding principal amount of all Prime Rate Tranches which would remain outstanding to be less than $100,000. At no time shall there be more than seven separate LIBOR Tranches outstanding for the Revolving Loans or one LIBOR Tranche outstanding for each Term Loan. Any conversion of an existing LIBOR Tranche is subject to Section 2.5. Subject to the satisfaction of all applicable conditions precedent, the Agent and the Banks, with respect to Tranches under the Revolving Loan only, or NationsBank, with respect to Tranches under the Term Loan, shall before close of business on the date requested by the applicable Borrower for the continuation or conversion, make such continuation or conversion.

             (iv) At the end of the Interest Period for any LIBOR Tranche if the applicable Borrower has not continued or converted such LIBOR Tranche into new Tranches as provided for in paragraph (iii) above, such Borrower shall be deemed to have converted such LIBOR Tranche to a Prime Rate Tranche. Each Prime Rate Tranche shall continue as a Prime Rate Tranche unless the applicable Borrower converts such Prime Rate Tranche as provided for in paragraph (iii) above.

         (b) LIBOR Tranches. Each LIBOR Tranche shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such Tranche plus the Applicable Margin for LIBOR Tranches in effect from time to time. The applicable Borrower shall pay to the Agent for the ratable benefit of the Banks, in case of any LIBOR Tranche under the Revolving Loan, all accrued but unpaid interest on each LIBOR Tranche on the last day of the applicable Interest Period for such LIBOR Tranche (and with respect to LIBOR Tranches with Interest Periods of greater than three months, on the date which is three months after the first date of the Interest Period for such LIBOR Tranche), when required upon prepayment as specified elsewhere in this Agreement, on any date when such LIBOR Tranche is prepaid in full, and on the Revolver Maturity Date. Interest on the Term Loans is payable as provided in
Section 2.1(e).

         (c) Prime Rate Tranches. Each Prime Rate Tranche shall bear interest at a per annum interest rate equal to the Adjusted Prime Rate in effect from time to time plus the Applicable Margin for Prime Rate Tranches in effect from time to time. The applicable Borrower shall pay to the Agent for the ratable benefit of the Banks, in case of any LIBOR Tranche under the Revolving Loan, all accrued but unpaid interest on outstanding Prime Rate Tranches on the last day of each calendar quarter, when required upon prepayment as specified elsewhere in this Agreement, on any date all Prime Rate Tranches are prepaid in full, and on the Revolver Maturity Date. Interest on the Term Loans is payable as provided in Section 2.1(e).

         (d)     Usury Protection.

              (i) If, with respect to any Bank and any Borrower, the effective rate of interest contracted for by such Bank with such Borrower under the Loan Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by such Bank to such Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by such Bank to such Borrower under the Loan Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by such Borrower to such Bank at the stated rates and the amounts which were due by such Borrower to such Bank at the Highest Lawful Rate (the "Lost Interest") has been recaptured by such Bank. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, the interest rates charged by such Bank to such Borrower hereunder shall be retroactively increased such that the effective rate of interest on the loans made by such Bank to such Borrower under the Loan Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, such Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

             (ii) In calculating all sums paid or agreed to be paid to any Bank by any Borrower for the use, forbearance, or detention of money under the Loan Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Loan Documents.

            (iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, it is the intention of each Bank and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration from any Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Bank's option be applied to the outstanding amount of the loans made hereunder by such Bank to such Borrower or be refunded to such Borrower.

         2.5 Breakage Costs. If (a) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause, (b) any payment of principal on any LIBOR Tranche is not made when due, or (c) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the applicable Borrower to the Agent or NationsBank as applicable, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the permitted cancellation of any request for borrowing, conversion, or prepayment, the failure of such Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by any Borrower, then the applicable Borrower shall pay to each Bank upon demand any amounts required to compensate such Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are reasonably allocable to such action, including losses, costs, and expenses related to the liquidation or redeployment of funds acquired or designated by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche, in case of any Revolving Loan, or such Bank's LIBOR Tranche, in case of any Term Loan, or related to the reacquisition or redesignation of funds by such Bank to fund or maintain such Bank's ratable share of such LIBOR Tranche, in case of any Revolving Loan, or such Bank's LIBOR Tranche, in case of any Term Loan, following any liquidation or redeployment of such funds caused by such action. Such Bank need not prove matched funding of any particular funds, and a certificate as to the amount of such loss, cost, or expense detailing the calculation thereof and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to such Borrower shall be conclusive and binding for all purposes, absent manifest error.

         2.6     Increased Costs.

         (a) Cost of Funds. If due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other Governmental Authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of any Bank allocable to (x) committing to make any Advance or obtaining funds for the making, funding, or maintaining of such Bank's ratable share of any LIBOR Tranche, in case of any Revolving Loan, or of such Bank's LIBOR Tranche, in case of any Term Loan, in the relevant interbank market or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit (including any increase in any applicable reserve requirement specified by the Federal Reserve Board, including those for emergency, marginal, supplemental, or other reserves), then the Borrowers shall pay to such Bank upon demand any amounts required to compensate such Bank for such increased costs, such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrowers shall be conclusive and binding for all purposes, absent manifest error.

         (b) Capital Adequacy. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other Governmental Authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of any Bank or its parent or holding company allocable to (x) committing to make Revolving Advances or making, funding, or maintaining Revolving Advances or Term Loans or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, as such capital requirements are allocated by such Bank, then the Borrowers shall pay to such Bank upon demand any amounts required to compensate such Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of such Bank or its parent or holding company), such amounts being due and payable upon demand by such Bank. A certificate as to the cause and amounts detailing the calculation of such amounts and certifying that such Bank customarily charges such amounts to its other customers in similar circumstances submitted by such Bank to the Borrowers shall be conclusive and binding for all purposes, absent manifest error.

         2.7 Illegality. Notwithstanding any other provision in this Agreement, if it becomes unlawful for any Bank to obtain deposits or other funds for making or funding such Bank's ratable share of any LIBOR Tranche, in case of any Revolving Loan, or such Bank's LIBOR Tranche, in case of any Term Loan, in the relevant interbank market, such Bank shall so notify the Borrowers and the Agent, with respect to LIBOR Tranches under the Revolving Loan only, and such Bank's commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to such Bank shall be converted to Prime Rate Tranches as of the end of each applicable Interest Period (or earlier if required pursuant to, or in connection with, any Legal Requirement), and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches with respect to such Bank.

         2.8 Market Failure. Notwithstanding any other provision in this Agreement, if the Agent determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Tranches are not likely to adequately cover the cost to any Bank of making or maintaining such Bank's ratable share of any LIBOR Tranche, in case of any Revolving Loan, or such Bank's LIBOR Tranche, in case of any Term Loan, then if the Agent, with respect to LIBOR Tranches under the Revolving Loan, or NationsBank, with respect to LIBOR Tranches under any Term Loan, so notifies the Borrowers, the Banks' commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches shall be converted to Prime Rate Tranches as of the end of each applicable Interest Period (or earlier if required pursuant to, or in connection with, any Legal Requirement) and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches.

         2.9     Payment Procedures and Computations.

         (a)     Payment Procedures.       Time is of the essence in this
Agreement and the Loan Documents. All payment hereunder shall be made in Dollars. The Borrowers shall make each payment under this Agreement and under the Notes not later than 12:00 noon (local time at the Applicable Lending Office of the Agent, in case of any payment of the Revolving Loan, or NationsBank, in case of any payment of any Term Loan) on the day when due to the Agent, in case of any payment of the Revolving Loan, or NationsBank, in case of any payment of any Term Loan at the Agent's, in case of any payment of the Revolving Loan, or NationsBank, in case of any payment of any Term Loan Applicable Lending Office in immediately available funds. All payments by the Borrowers hereunder shall be made without any offset, abatement, withholding, or reduction. With respect to any payment of the Revolving Loan only, upon receipt of payment from the Borrowers of any principal, interest, or fees due to the Banks, the Agent shall promptly after receipt thereof distribute to the Banks their ratable share of such payments for the account of their respective Applicable Lending Offices. Interest on such amount shall be due and payable by the Agent upon demand by such Bank. Upon receipt of other amounts due solely to the Agent, the Issuing Bank, or a specific Bank, the Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

         (b) Agent Reliance. With respect to any payment of the Revolving Loan only, unless the Agent shall have received written notice from any Borrower prior to any date on which any payment is due to the Banks that such Borrower shall not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at an interest rate equal to, the Federal Funds Rate in effect from time to time, provided that with respect to such Bank, if such amount is not repaid by such Bank by the end of the second day after the date of the Agent's demand, the interest rates specified above shall be increased by a per annum amount equal to 2.00% on the third day after the date of the Agent's demand and shall remain at such increased rate thereafter.

         (c) Sharing of Payments. Each Bank agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) in respect of any obligation of the Borrowers to pay principal, interest, fees, or any other obligation incurred under the Loan Documents in a proportion greater than the total amount of such principal, interest, fees, or other obligations then owed and due by the Borrowers to such Bank bears to the total amount of principal, interest, fees, or other obligations then owed and due by the Borrowers to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Borrowers to such Banks in such amount as shall result in a participation by all of the Banks, in proportion with the Banks' respective proportionate shares, in the aggregate unpaid amount of principal, interest, fees, or any such other obligation, as the case may be, owed by the Borrowers to all of the Banks; provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, in proportion with the Banks' respective proportionate shares, but without interest. As used in this paragraph, "proportionate share" means, with respect to any Bank and as of any date of its determination, either (i) the ratio of such Bank's Revolving Commitment and Term Loans at such time to the aggregate Revolving Commitments and Term Loan at such time or (ii) if the Revolving Commitments have been terminated, the ratio of such Bank's aggregate outstanding Revolving Advances, Term Loans and share of the Letter of Credit Exposure at such time to the aggregate outstanding Revolving Advances, the Term Loans and Letter of Credit Exposure at such time.

         (d) Authority to Charge Accounts. The Agent or NationsBank, as applicable, if and to the extent payment owed to the Agent or any Bank with respect to the Revolving Loan, or NationsBank, with respect to any Term Loan, is not made when due, may charge from time to time against any account of any Borrower with the Agent or NationsBank, as applicable, any amount so due. The Agent or NationsBank, as applicable, agrees promptly to notify such Borrower after any such charge and application made by the Agent or NationsBank, as applicable, provided that the failure to give such notice shall not affect the validity of such charge and application.

         (e) Interest and Fees. Unless expressly provided for in this Agreement, (i) all computations of interest based on the Prime Rate (including the Adjusted Prime Rate, when applicable) shall be made on the basis of a 365/366 day year, as the case may be and (ii) all computations of interest based on the Federal Funds Rate (including the Adjusted Prime Rate, when applicable), the LIBOR, and fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

         (f) Payment Dates. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Loan Document, the payment shall be due and payable on demand by the Agent or the applicable Bank.

         2.10    Taxes.

         (a) No Deduction for Certain Taxes. Any and all payments by the Borrowers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income and franchise taxes imposed on the Agent, any Bank, or the Applicable Lending Office thereof by any jurisdiction in which any such entity is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Agent, any Bank, or the Applicable Lending Office thereof, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Person receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Borrower shall make such deductions; and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Loan Documents (other than those which become due as a result of any Bank joining this Agreement as a result of any Assignment and Acceptance, which shall be paid by the Bank which becomes a Bank hereunder as a result of such Assignment and Acceptance).

         (c) Foreign Bank Withholding Exemption. Each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Company and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Company. Each Bank which delivers to the Company and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Company and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Company and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Company and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Company shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to provide the requisite Internal Revenue Service forms in a timely manner. Each Bank which fails to provide to the Company in a timely manner such forms shall reimburse the Company upon demand for any penalties paid by the Company as a result of any failure of the Company to withhold the required amounts that are caused by such Bank's failure to provide the required forms in a timely manner.

ARTICLE 3.       CONDITIONS PRECEDENT.

         3.1 Conditions Precedent to Effectiveness. This Agreement shall become effective and the Existing Credit Agreement shall be amended and restated as provided in this Agreement on the date the following conditions precedent:

         (a) Documents. The Borrowers shall have delivered or caused to be delivered each of the following documents, all of which shall be satisfactory in form and substance to the Agent and NationsBank:

              (i) this Agreement, duly executed and delivered by each Borrower, the Agent and the Banks;

             (ii) the Revolving Notes duly executed and delivered by the Company;

            (iii) the Guaranties, the Security Agreements, the Pledge Agreements, the Mortgages and appropriate amendments thereto, and appropriate UCC Financing Statements covering the Collateral for filing with the appropriate authorities, together with all exhibits and schedules;

             (iv) certified copies of the articles or certificate of incorporation and by-laws of each Credit Party as in effect on the date hereof;

              (v) certified copies of all corporate action, including stockholder approval, if necessary, taken by each Credit Party to authorize the execution, delivery and performance of this Agreement and the other Loan Documents and the borrowings under this Agreement;

             (vi) certificates of incumbency and specimen signatures with respect to each of the officers of each Credit Party that is authorized to execute and deliver this Agreement or any other Loan Document on behalf of such Borrower or such Guarantor or any document, certificate or instrument to be delivered in connection with this Agreement or the other Loan Documents and to request borrowings under this Agreement;

            (vii) to the extent not delivered in connection with the Existing Credit Agreement, certificates evidencing the good standing of each Credit Party in the jurisdiction of its incorporation and in each other jurisdiction in which it is qualified as a foreign corporation to transact business dated as of a date as close to the date hereof as practicable;

           (viii) a Borrowing Base and Compliance Certificate prepared as of the date of this Agreement duly executed and delivered by the chief financial officer of the Company;

             (ix) a Revolving Borrowing Request from the Company requesting the Revolving Loans to be made on the date of this Agreement and specifying the method of disbursement;

              (x) a certificate of a Responsible Officer of the Company stating that, to the best of his knowledge and based on an examination sufficient to enable him to make an informed statement, (a) all of the representations and warranties made or deemed to be made under this Agreement are true and correct as of the date hereof, both with and without giving effect to the Loans to be made at such time and the application of the proceeds thereof, and (b) no Default or Event of Default exists;

             (xi) a signed opinion of Gardere Wynne Sewell & Riggs, L.L.P., counsel for each Credit Party, opining as to such matters in connection with this Agreement as the Agent or its counsel may reasonably request;

            (xii) a signed opinion of Cathy L. Smith, general counsel for the Company, opining as to such matters in connection with this Agreement as the Agent or its counsel may reasonably request;

           (xiii) copies of each of the other Loan Documents duly executed by the parties thereto with evidence satisfactory to the Agent and its counsel of the due authorization, binding effect and enforceability of each such Loan Document on each such party and such other documents and instruments as the Agent may reasonably request;

            (xiv) amendments to each of the patent security agreements and assignments and trademark security agreements and assignments from each Credit Party respecting such Credit Party's Intellectual Property, to be filed with the U.S. Patent and Trademark Office or the Copyright Office, as appropriate; and

             (xv) evidence satisfactory to the Agent is its sole judgment that each Borrower possesses all Governmental Approvals required under all applicable laws, including, without limitation, all Environmental Laws.

         (b) Due Diligence. The Agent shall have completed and be satisfied with due diligence with respect to the Credit Parties, including due diligence regarding the individual executives and directors of the Credit Parties and all litigation, tax, accounting, labor, insurance, and pension liabilities, actual or contingent, with respect to the Credit Parties, all real estate leases, debt agreements, and property ownership of the Credit Parties, and such other matters as the Agent deems appropriate.

         (c) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 1997.

         (d)     No Default.  No Default shall have occurred and be continuing.

         (e) Representations and Warranties. The representations and warranties contained in each Loan Document shall be true and correct in all material respects as of such date.

         3.2 Conditions Precedent to Each Extension of Credit. The obligation of each Bank to make any extension of credit under this Agreement, including the making of any Revolving Advances, and the issuance, increase, or extension of any Letters of Credit, shall be subject to the further conditions precedent that on the date of such extension of credit:

         (a) Representations and Warranties. As of the date of the making of any extension of credit hereunder, the representations and warranties contained in each Loan Document shall be true and correct in all material respects as of such date (and the Borrower's request for the making of any extension of credit hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Loan Document as of such date); and

         (b) Default. As of the date of the making of any extension of credit hereunder, there shall exist no Default or Event of Default, and the making of the extension of credit would not cause or be reasonably expected to cause a Default or Event of Default.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES. Each of the Borrowers represents and warrants to the Agent and each Bank, and with each request for any extension of credit hereunder, including the making of any Revolving Advances and the issuance, increase, or extension of any Letters of Credit, again represents and warrants to the Agent and each Bank, as follows:

         4.1 Organization. Except as permitted under Section 5.9, each Credit Party (a) is duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of organization and (b) is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations to the extent that any failure to be so licensed, qualified, or in good standing in accordance with this clause (b) could reasonably be expected to cause a Material Adverse Change.

         4.2 Authorization. The execution, delivery, and performance by each Credit Party of the Loan Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary corporate action of each Credit Party, and (c) are within each Credit Party's corporate powers.

         4.3 Enforceability. Each Loan Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party which is a party to such Loan Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Loan Document's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

         4.4     Absence of Conflicts and Approvals.   The execution, delivery,
and performance by each Credit Party of the Loan Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby,
(a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any Governmental Authority, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         4.5 Investment Companies. No Credit Party or Affiliate thereof is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.6 Public Utilities. No Credit Party or Affiliate thereof is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Credit Party or Affiliate thereof is a regulated public utility.

         4.7     Financial Condition.

         (a) The Company has delivered to the Agent the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly the financial condition of Company as of their respective dates and for their respective periods in accordance with GAAP.

         (b) As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Company or any of the Company's Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

         (c) No Material Adverse Change has occurred since the date of the Financial Statements.

         (d)     No Default exists.

         4.8 Condition of Assets. Each Credit Party has good and indefeasible title to substantially all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to the Agent, free and clear of all Liens except Permitted Liens. Each Credit Party possesses and has properly approved, recorded, and filed, where applicable, all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights, and copyrights which are useful in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Change. The material properties used or to be used in the continuing operations of each Credit Party are in good repair, working order, and condition, normal wear and tear excepted. The properties of each Credit Party have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which (after giving effect to any insurance proceeds) could reasonably be expected to cause a Material Adverse Change.

         4.9 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened against any Credit Party at law, in equity, or in admiralty, or by or before any Governmental Authority, or any arbitrator which could reasonably be expected to cause a Material Adverse Change.

         4.10 Subsidiaries. As of the date of this Agreement, the Borrowers have no Subsidiaries except as disclosed in Schedule 4.10. The Borrowers have no Subsidiaries which have not been disclosed in writing to the Agent.

         4.11 Laws and Regulations. Each Credit Party has been and is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person where the failure to comply with the same could reasonably be expected to cause a Material Adverse Change.

         4.12 Environmental Compliance. Each Credit Party has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all related permits necessary for the ownership and operation of any such Person's properties where the failure to be in compliance with the same could reasonably be expected to cause a Material Adverse Change. Each Credit Party has not received notice of and has not been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which currently threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Change. Each Credit Party does not and has not created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person's properties (nor has any such Person's properties been used for those purposes) in violation of the requirements of any Environmental Law; has never been responsible for the release of any Hazardous Materials into the environment in connection with any such Person's operations in violation of the requirements of any Environmental Law and has not contaminated any properties with Hazardous Materials in violation of the requirements of any Environmental Law; and does not and has not owned any properties contaminated by any Hazardous Materials, in each case in any manner which could reasonably be expected to cause a Material Adverse Change.

         4.13 ERISA. Each Credit Party and each of its Commonly Controlled Entities are in compliance with all provisions of ERISA to the extent that the failure to be in compliance could reasonably be expected to cause a Material Adverse Change. No Credit Party nor its Commonly Controlled Entities participates in or during the past five years has participated in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. With respect to the Plans of the Credit Parties, no Material Reportable Event or Prohibited Transaction has occurred and exists that could reasonably be expected to cause a Material Adverse Change.

         4.14 Taxes. Each Credit Party has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by such Person and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by such Person except for tax payments being contested in good faith for which adequate reserves have been established and reported in accordance with GAAP which could not reasonably be expected to cause a Material Adverse Change. The charges, accruals, and reserves on the books of the Credit Parties in respect of taxes are adequate in accordance with GAAP.

         4.15 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other third party is required for the due execution, delivery, and performance by the Credit Parties of the Loan Documents to which each is a party, or for the consummation of the transactions contemplated thereby. At the time of each Revolving Borrowing and the issuance, amendment, or increase of each Letter of Credit, no further authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other third party will be required for such Revolving Borrowing or the use of the proceeds of such Revolving Borrowing.

         4.16 Margin Regulations. Each Credit Party is in compliance with Regulations G, T, U, and X.

         4.17 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to the Agent or any Bank in connection with the Loan Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

         4.18 Permits, Licenses, etc. The Borrowers and the Credit Parties possess all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights, and copyrights which are necessary and material to the conduct of their business. The Borrowers and each of the other Credit Parties manage and operate their business in all material respects in accordance with all applicable Legal Requirements and standard industry practices.

ARTICLE 5. COVENANTS. Until the Agent and the Banks receive irrevocable payment of the Credit Obligations and have terminated this Agreement and each other Loan Document, the Borrowers shall comply with and cause each other Credit Party to comply with the following covenants:

         5.1     Organization.  The Borrowers shall cause each Credit Party to
(a) maintain itself as an entity duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of organization and (b) be duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification where failure to be so licensed, qualified, or in good standing as required by this clause (b) could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing in this Section 5.1 shall be interpreted to be violated as a result of a transaction permitted by Section 5.9.

         5.2 Reporting. The Borrowers shall furnish to the Agent all of the following:

         (a) Annual Reports. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Company, (i) a copy of the annual audit report for such fiscal year for the Company, including therein the consolidated and consolidating balance sheet of the Company as of the end of such fiscal year and the consolidated and consolidating statements of income, stockholders' equity, and cash flows for the Company for such fiscal year, setting forth the consolidated and consolidating financial position and results of the Company for such fiscal year and certified, without any qualification or limit of the scope of the examination of matters relevant to the financial statements, by a nationally recognized certified public accounting firm, and (ii) a completed Borrowing Base and Compliance Certificate duly certified by a Responsible Officer of the Company;

         (b) Quarterly Reports. As soon as available and in any event not later than 45 days after the end of each fiscal quarter, (i) a copy of the internally prepared consolidated and consolidating financial statements of the Company for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated and consolidating balance sheet of the Company as of the end of such fiscal quarter and the consolidated and consolidating statements of income, and cash flows for such year to date period and, except with respect to the statement of cash flows, for such fiscal quarter, setting forth the consolidated and consolidating financial position and results of the Company for such fiscal quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Company as having been prepared in accordance with GAAP, including those applicable to interim financial reports which permit normal year end adjustments and do not require complete financial notes, and (ii) a completed Borrowing Base and Compliance Certificate duly certified by a Responsible Officer of the Company;

         (c) Borrowing Base and Receivables Aging Reports. As soon as available and in any event within 30 days after the end of each fiscal quarter, a certificate of a Responsible Officer of the Company calculating the Borrowing Base then in effect as of the end of such calendar month and a report of the aging of all Receivables of each Credit Party in such reasonable detail as the Agent may require; provided, however that if the aggregate outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure exceeds $12,000,000 at any time, then such Borrowing Base and Receivables aging reports shall be delivered as soon as available and in any event within 30 days after the end of each calendar month;

         (d) Acquisition Information. As soon as available prior to the closing of any Acquisition but in any event 10 Business Days prior to the closing of any Acquisition, a completed Acquisition Certificate duly certified by a Responsible Officer of the Company, which the Agent shall forward to the Banks for any Acquisition requiring approval of the Majority Banks pursuant to
Section 5.9(c)(ii) (and prior to the consummation of the Acquisition, the Company shall make available at its offices in Houston, Texas, the acquisition documents regarding the acquired assets, including schedules reflecting litigation liabilities, environmental liabilities, and other assumed liabilities, and any other information regarding the acquired assets as the Agent may reasonably request);

         (e) SEC Filings. As soon as available and in any event not later than thirty days after the filing or delivery thereof, copies of all financial statements, reports, and proxy statements which the Company shall have sent to its stockholders generally and copies of all regular and periodic reports, if any, which any Credit Party shall have filed with the SEC;

         (f) Defaults. Promptly, but in any event within five Business Days after the actual discovery thereof by a Responsible Officer, a notice of any facts known to any Credit Party which constitute a Default, together with a statement of a Responsible Officer of the Company setting forth the details of such facts and the actions which the Company has taken and proposes to take with respect thereto (and the Agent shall, promptly upon receipt from the Company of a notice pursuant to this Section 5.2(f), forward a copy of such notice to each Bank);

         (g) Litigation. Promptly, but in any event within 10 Business Days after any Borrower receives notice thereof (whether constructive or actual notice), notice of all actions, suits, and proceedings before any Governmental Authority affecting any Credit Party which, if determined adversely, could reasonably be expected to cause a Material Adverse Change;

         (h) Material Contingent Liabilities. Promptly, but in any event within 10 Business Days after a Responsible Officer acquires knowledge thereof, notice of any actual or potential contingent uninsured liabilities in excess of $500,000;

         (i) Material Agreement Default. Promptly, but in any event within 10 Business Days after obtaining knowledge thereof, notice of any breach by any Credit Party of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change;

         (j) Material Changes. Prompt written notice of any other condition or event of which any Credit Party has knowledge, which condition or event has resulted or could reasonably be expected to cause a Material Adverse Change; and

         (k) Other Information. Such other information respecting the business operations or property of any Credit Party, financial or otherwise, as the Agent or the Majority Banks may from time to time reasonably request.

         5.3 Inspection. The Borrowers shall cause each Credit Party to permit the Agent and the Banks to visit and inspect any of the properties of such Credit Party, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested provided that the Company is given at least one Business Day advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

         5.4 Use of Proceeds. The proceeds of the Revolving Borrowings shall be used by the Company for Acquisitions which are permitted under this Agreement, working capital needs, Capital Expenditures, and other lawful corporate purposes. The proceeds of the Term Loans shall be used by Biloxi, Ershigs, FCI and Sefco, as applicable, to finance the purchase of the Real Property. The proceeds of the Borrowings shall not, directly or indirectly, use any part of such proceeds for any purpose which violates or is inconsistent with Regulations G, T, U, or X.

         5.5 Financial Covenants. The Agent shall determine compliance with the following financial covenants based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Agent pursuant to Section 5.2(b) (subject to revisions on subsequent testing dates based upon audited financial statements delivered pursuant to Section 5.2(a)) or, if any Acquisitions have occurred that are not reflected in such financial statements and the inclusion of the financial effects of such Acquisitions are expressly stated to be included in the financial covenants below, based upon historical proforma financial statements for the Company and its Subsidiaries as of such date and for the appropriate period that are prepared by the Company in accordance with Section 1.3(c) and presented to the Agent in accordance with
Section 5.9(c).

         (a) Maximum Liabilities to Tangible Net Worth. The Company shall not permit the ratio of (i) its consolidated Total Liabilities less Subordinated Debt to (ii) its consolidated Tangible Net Worth plus Subordinated Debt as of the last day of each fiscal quarter to be greater than 2.50 to 1.00.

         (b) Minimum Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, the Company shall not permit the ratio of (i)(A) its consolidated EBITDA for the preceding four fiscal quarters then ended plus $2,312,000 for the fiscal quarter ending September 30, 1997, less (B) its consolidated cash taxes paid during such period, less (C) $1,200,000, to (ii) the sum of (A) its consolidated Interest Charges during such period, (B) its consolidated current maturities of long-term Debt on the last day of such period, (C) 20% of the daily average outstanding principal amount of the Revolving Loan on the last day of such period, and (D) Restricted Payments made during such period to be less than 1.25 to 1.00.

         (c) Maximum Capital Expenditures. The Company's consolidated aggregate Capital Expenditures, other than for Acquisitions permitted hereunder, shall not exceed $3,000,000 in any fiscal year.

         5.6 Debt. The Borrowers shall not permit any Credit Party to create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt.

         5.7 Liens. The Borrowers shall not permit any Credit Party to create, assume, incur, or suffer to exist any Lien on any of its real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, except for Permitted Liens.

         5.8     Other Obligations.

         (a) The Borrowers shall not permit any Credit Party to create, incur, assume, or suffer to exist any obligations in respect of unfunded vested benefits under any pension Plan or deferred compensation agreement.

         (b) The Borrowers shall not permit any Credit Party to create, incur, assume, or suffer to exist any obligations in respect of Derivatives, except that nothing in this clause (b) shall be construed to prohibit the execution, delivery or performance by the Company of any Interest Hedge Agreement.

         5.9 Corporate Transactions. The Borrowers shall not, without the Majority Banks' consent, permit any Credit Party to (a) merge, consolidate, or amalgamate with another Person, or liquidate, wind up, or dissolve itself (or take any action towards any of the foregoing), (b) convey, sell, lease, assign, transfer, or otherwise dispose of any of its property, businesses, or other assets outside of the ordinary course of business, or (c) make any Acquisition except that:

              (i) any Subsidiary of any Borrower may merge, consolidate, or amalgamate into any other wholly owned Subsidiary of such Borrower or convey, sell, lease, assign, transfer, or otherwise dispose of any of its assets to any other wholly-owned Subsidiary of such Borrower (and if such disposition transfers all or substantially all of the assets of transferring Subsidiary, such subsidiary may then liquidate, wind up, or dissolve itself); provided that the wholly-owned Subsidiary is the surviving or acquiring Subsidiary; and

             (ii) unless otherwise approved by the Majority Banks, any Borrower or any Subsidiary of any Borrower may make any Acquisition (by purchase or merger) provided that (A) such Borrower or the Subsidiary of such Borrower is the acquiring or surviving entity; (B) the aggregate non-equity consideration paid by the Credit Parties in connection such Acquisition does not exceed (y) 25% of the Company's consolidated Tangible Net Worth and (z) together with all Acquisitions in the twelve month period up to and including such Acquisition (other than Acquisitions separately approved by the Majority Banks), 50% of the Company's consolidated Tangible Net Worth; (C) no Default or Event of Default exists and the Acquisition would not reasonably be expected to cause a Default or Event of Default (including any default under Section 5.5 with respect to historical and future proforma financial status and results); (D) the transaction is not hostile, as reasonably determined by the Agent; and (E) if the aggregate non-equity consideration to be paid by the Credit Parties in connection with such Acquisition exceeds $5,000,000, the Company has provided to the Agent the following information at least 10 Business Days prior to the closing of such

         Acquisition: (1) financial statements for the Person to be acquired which include at least 2 full years of income and cash flow information prepared by an independent certified public accountant acceptable to the Agent; (2) the consolidated income and cash flow information of the Person to be acquired for the preceding four fiscal quarters then ended and the projected income and cash flow information of the Person to be acquired for the succeeding four fiscal quarters, adjusted for known changes; and (3) a Borrowing Base and Compliance Certificate evidencing proforma compliance with this Agreement.

         5.10 Distributions. No Credit Party shall make any Restricted Payment, except that (a) any wholly-owned Subsidiary of any Borrower may make Restricted Payments to such Borrower or to any other Borrower, and (b) the Company may make dividends and repurchases of its common stock in an amount not to exceed in any fiscal year 25% of the Company's consolidated net income for the preceding fiscal year, provided that no Default has occurred and is continuing at the time of such payment or would be caused thereby.

         5.11 Transactions with Affiliates. The Borrowers shall not permit any Credit Party to enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to such Credit Party as the monetary or business consideration which such Credit Party would obtain in a comparable arm's length transaction.

         5.12    Insurance. (a)   Each Borrower shall and shall cause each
other Credit Party to at all times maintain insurance on the Inventory and Equipment against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as the Agent shall reasonably specify, in amounts and under policies issued by insurers acceptable to the Agent. All premiums on such insurance shall be paid by such Credit Party and copies of the policies delivered to the Agent. No Credit Party will use or permit the Inventory or Equipment to be used in violation of any applicable law or in any manner which might render inapplicable any insurance coverage.

         (b) All insurance policies required under this Section shall name the Agent as an additional named insured and shall contain "New York standard" loss payable clauses in the form submitted by the Agent, or otherwise in form and substance satisfactory to the Agent, naming the Agent as loss payee as its interests may appear, and providing that (i) all proceeds thereunder shall be payable to the Agent, (ii) no such insurance shall be affected by policy, and
(iii) such policy and loss payable clauses may not be cancelled, amended or terminated unless at least 30 days' prior written notice is given to the Agent.

         (c) Any proceeds of insurance referred to in this Section which are paid to the Agent shall be, at the option of the Agent in its sole discretion, either (i) applied to rebuild, restore or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Credit Obligations, provided, however, that if (A) no Default or Event of Default has occurred and is continuing, (B) the property damaged is Equipment or improvements on real property, (C) the aggregate amount of such proceeds do not exceed $100,000 with respect to Equipment or $150,000 with respect to improvements on real property, and (D) if (1) Borrowers desire to rebuild, restore, or replace such property, (2) the rebuilding, restoration, or replacement can be and is commenced within 30 days after receipt of such proceeds and (x) with respect to Equipment, can be and is completed within 60 days after receipt of such proceeds and (y) with respect to improvements on real property, can be and is completed within 120 days after receipt of such proceeds, and (3) the Credit Parties, during such 60- or 120-day period, as appropriate, continue to work diligently to complete such rebuilding, restoration, or replacement, then Borrowers shall have the option to apply the proceeds as set forth in clauses
(i) and (ii) hereof.

         (d) Each Borrower shall and shall cause each other Credit Party to at all times maintain, in addition to the insurance required by any of the Security Documents, insurance with responsible insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by applicable law, including such public liability, products liability, third party property damage and business interruption insurance as is consistent with reasonable business practices and from time to time deliver to the Lender upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         5.13 Investments. The Borrowers shall not permit any Credit Party to make or hold any direct or indirect investment in any Person, including capital contributions to such Person, investments in the debt or equity securities of such Person, and loans, guaranties, trade credit, or other extensions of credit to such Person, except for Permitted Investments.

         5.14 Lines of Business. The Borrowers shall not permit the Credit Parties to change the character of their business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to such business as presently and normally conducted.

         5.15 Compliance with Laws. The Borrowers shall cause each Credit Party to comply with all Legal Requirements which are applicable to the operations and property of such Persons where the failure to comply could reasonably be expected to cause a Material Adverse Change.

         5.16    Environmental Compliance.

         (a) Each Borrower shall comply (except for instances of noncompliance which would not, singly or in the aggregate cause a Material Adverse Change) with all laws, governmental standards and regulations applicable to it or to any of its assets in respect of occupational health and safety laws, rules and regulations and Environmental Laws, promptly notify the Agent of its receipt of any notice of a violation of any such law, rule, standard or regulation and indemnify and hold the Agent and the Banks harmless from all loss, cost, damage, liability, claim and expense incurred by or imposed upon the Agent or any of the Banks on account of any failure to perform its obligations under this Section 5.16;

         (b) Whenever any Borrower gives notice to the Agent pursuant to this Section 5.16 with respect to a matter that reasonably could be expected to result in liability to such Borrower in excess of $1,000,000 in the aggregate, such Borrower shall, at the Agent's request and such Borrower's expense, (i) cause an independent environmental engineer acceptable to the Agent to conduct such tests of the site where the noncompliance or alleged noncompliance with Environmental Laws has occurred and prepare and deliver to the Agent a report setting forth the results of such tests, a proposed plan to bring such Borrower into compliance with such Environmental Laws and an estimate of the costs thereof, and (ii) provide to the Agent a supplemental report of such engineer whenever the scope of the noncompliance or the response thereto or the estimated costs thereof shall materially change;

         (c) Once each fiscal year or more often upon the reasonable request of the Agent or at any time after the occurrence and during the continuance of an Event of Default, each Borrower shall deliver to the Agent a report, certified by such Borrower's environmental officer, (i) certifying compliance (except for instances of noncompliance which would not, singly or in the aggregate cause a Material Adverse Change) with all applicable Environmental Laws, (ii) identifying any inspections conducted at any facility owned or operated by such Borrower by any federal, state or local regulatory agency, (iii) providing copies of documents pertaining to such inspections, and detailing the results of such inspections, and (iv) providing the dates of any filings or submissions made to any federal, state or local regulatory body and, if requested, supplying copies of such filings or submissions;

         (d) With respect to the Real Property located in Bellingham, Washington, Ershigs (i) shall implement its Action Plan, attached hereto as
Schedule 5.16(d), and complete the items required thereunder by the deadlines set forth therein and (ii) upon receipt by Ershigs of such information, shall promptly notify the Agent respecting any state of federal efforts pertaining to the Oeser facility or the Little Squalicum Creek;

         (e) With respect to the Real Property located in Wilson, North Carolina, Ershigs shall (i) continue to implement its Corrective Action Plan to the extent required by the North Carolina Division of Water Quality, (ii) seek approval to terminate corrective action and close its remediation efforts,
(iii) provide the Agent with (A) results from quarterly sampling conducted pursuant to the Corrective Action Plan, (B) semi-annual reports submitted pursuant to the Corrective Action Plan, and (C) any submissions seeking to terminate corrective action or to seek approval to close its remediation efforts, and (iv) implement its Action Plan, attached hereto as Schedule 5.16(d) and complete the items required thereunder by the deadlines set forth therein;

         (f) With respect to the Real Property located in Tulsa, Oklahoma, Sefco will implement its Action Plan, attached hereto as Schedule 5.16(f), and complete the items required thereunder by the deadlines set forth therein;

         (g) With respect to the Real Property located in Mt. Union, Pennsylvania, FCI will (i) implement its Action Plan, attached hereto as
Schedule 5.16(d), and complete the items required thereunder by the deadlines set forth therein and (ii) complete the sampling specified in the sampling plan attached hereto as Schedule 5.16(g) and report the results of such sampling to the Agent within 30 days after the date hereof; and

         (h) With respect to the Real Property located in Bakersfield, California, Ershigs will (i) implement its Action Plan, attached hereto as
Schedule 5.16(d), and complete the items required thereunder by the deadlines set forth therein and (ii) complete the sampling specified in the sampling plan attached hereto as Schedule 5.16(h) and report the results of such sampling to the Agent within 30 days after the date hereof.

         5.17 ERISA Compliance. The Borrowers shall cause each Credit Party to (a) comply in all material respects with all applicable provisions of ERISA and prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of their respective Plans where the failure to do so could reasonably be expected to cause a Material Adverse Change and (b) not create or participate in any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA.

         5.18 Payment of Certain Claims. The Borrowers shall cause each Credit Party to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person's income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto except for tax payments being contested in good faith for which adequate reserves have been established and reported in accordance with GAAP which could not reasonably be expected to cause a Material Adverse Change and (b) all trade payables and current operating liabilities, unless the same are less than 90 days past due or are being contested in good faith, have adequate reserves established and reported in accordance with GAAP, and could not reasonably be expected to cause a Material Adverse Change.

         5.19 Subsidiaries. Upon the formation or acquisition of any new Subsidiary, the Company (a) shall and shall cause such Subsidiary to promptly, but in any event within 30 days after the formation or acquisition of such new Subsidiary, execute and deliver to the Agent such guaranties, amendment agreements, and other documents and agreements as the Agent requests so that such Subsidiary guarantees and secures the Credit Obligations on the same terms as the existing Guarantors (including the execution and delivery of a Joinder Agreement in substantially the form of Exhibit J for the purpose of joining such Subsidiary as a party to the Subsidiary Guaranty or the execution of such new guaranties as the Agent determines are necessary to have the same effect in different jurisdictions) and (b) the owner of the capital stock of such new Subsidiary shall grant the Agent a first perfected security interest in such capital stock by executing a pledge agreement in substantially the form of the Pledge Agreements. In connection with the preceding requirements and within 30 days after the formation or acquisition of such new Subsidiary, the Company shall provide corporate documentation and opinion letters reasonably satisfactory to the Agent reflecting the corporate status of such new Subsidiary and the enforceability of such agreements.

         5.20 Agreements Restricting Liens and Distributions. The Borrowers will not, nor will they permit any of their Subsidiaries to, enter into any agreement (other than a Loan Document) which (a) except with respect to specific property encumbered to secure payment of Debt related to such property, imposes restrictions upon the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired or
(b) limits Restricted Payments to or any advance by any of the Borrowers' Subsidiaries to such Borrower.

         5.21 Landlord's Waiver and Consent Agreements. The Company shall use its best efforts to have landlord's waiver and consent agreements duly executed on behalf of each landlord of real property on which any Collateral is located.

ARTICLE 6.       DEFAULT AND REMEDIES.

         6.1 Events of Default. Each of the following shall be an "Event of Default" for the purposes of this Agreement and for each of the Loan
Documents:

         (a) Payment Failure. Any Borrower (i) fails to pay when due any principal amounts due under this Agreement or any other Loan Document or (ii) fails to pay when due any interest, fees, reimbursements, indemnifications, or other amounts due under this Agreement or any other Loan Document and such failure has not been cured within 10 days;

         (b) False Representation. Any written representation or warranty made by any Credit Party or any Responsible Officer thereof in this Agreement or in any other Loan Document proves to have been false or erroneous in any material respect at the time it was made or deemed made;

         (c) Breach of Covenant. (i) Any breach by any Borrower of any of the covenants contained in Sections 5.1(a), 5.3, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10,
5.13 or 5.19; or

                 (ii) any breach by any Credit Party of any other covenants contained in this Agreement or any other Loan Document and such breach is not cured within 30 days following the receipt of written notice thereof from the Agent;

         (d) Guaranties. (i) Any Guaranty shall at any time and for any reason cease to be in full force and effect with respect to any Guarantor or the Company (except as permitted under Section 5.9 hereof or released by the Agent with each of the Banks' consent) or shall be contested by any Guarantor or the Company, or any Guarantor or the Company shall deny it has any further liability or obligation thereunder, or (ii) any breach by any Guarantor of any of the covenants contained in Section 4.1 of the Subsidiary Guaranty which are not cured within the grace or notice period provided therein;

         (e) Material Debt Default. (i) Any principal, interest, fees, or other amounts due on any Debt of any Credit Party (other than the Credit Obligations) is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the earlier of 20 days and the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $1,000,000;
(ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any such Person (other than the Credit Obligations) the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and such event or condition shall not be cured within the earlier of 20 days and the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $1,000,000; or (iii) any Debt of any such Person shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all Debt of such Persons so accelerated exceeds $1,000,000;

         (f) Bankruptcy and Insolvency. (i) There shall have been filed against any Credit Party or any such Person's properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief (A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) any such Person consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person's inability to pay such Person's debts as they become due (the occurrence of any Event of Default under clause
(i) or (ii) of this paragraph being a "Bankruptcy Event of Default");

         (g) Adverse Judgment. Any judgment or order for the payment of money not discharged or stayed pending appeal or other court action within 30 days following entry and which is not fully covered by insurance exceeds $500,000 in amount or with respect to all such judgments and orders exceeds $1,000,000 in amount in the aggregate shall be entered against any Credit Party; or

         (h) Security Documents. Any Security Document shall at any time and for any reason cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any Credit Party.

         6.2 Termination of Revolving Commitments. Upon the occurrence of any Bankruptcy Event of Default, all of the commitments of the Agent and the Banks hereunder shall terminate. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks declare by written notice to the Borrowers all of the commitments of the Agent and the Banks hereunder terminated, whereupon the same shall immediately terminate.

         6.3 Acceleration of Credit Obligations. Upon the occurrence of any Bankruptcy Event of Default, the aggregate outstanding principal amount of all Loans made hereunder, all accrued interest thereon, and all other Credit Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks and NationsBank may declare by written notice to the Borrowers the aggregate outstanding principal amount of all Loans made hereunder, all accrued interest thereon, and all other Credit Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable. In connection with the foregoing, except for the notice provided for above, the Borrowers waive notice of any Default or Event of Default, grace, notice of intent to accelerate, notice of acceleration, presentment, demand, notice of nonpayment, protest, and all other notices.

         6.4 Cash Collateralization of Letters of Credit. Upon the occurrence of any Bankruptcy Event of Default, the Company shall pay to the Agent an amount equal to the Letter of Credit Exposure allocable to the Letters of Credit requested by the Company to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(g). During the existence of any Event of Default other than a Bankruptcy Event of Default, the Agent shall at the request of the Majority Banks require by written notice to the Company that the Company pay to the Agent an amount equal to the Letter of Credit Exposure allocable to the Letters of Credit requested by the

Company to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(g), whereupon the Company shall pay to the Agent such amount for such purpose.

         6.5 Default Interest. If any Event of Default exists, the Agent shall at the request of the Majority Banks or NationsBank may declare by written notice to the Borrowers that the Credit Obligations specified in such notice shall bear interest beginning on the date specified in such notice until paid in full at the applicable Default Rate for such Credit Obligations, whereupon the Borrowers shall pay such interest to the Agent for the benefit of the Agent and the Banks or NationsBank, as applicable, upon demand by the Agent or NationsBank.

         6.6 Right of Setoff. During the existence of an Event of Default, the Agent and each Bank is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Agent or such Bank to the Borrowers against any and all of the obligations of the Borrowers under this Agreement and the Loan Documents, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or the Loan Documents and although such obligations may be contingent and unmatured. The Agent and each Bank, as the case may be, agrees promptly to notify the Borrowers after any such setoff and application made by such party provided that the failure to give such notice shall not affect the validity of such setoff and application.

         6.7 Actions Under Loan Documents. Following an Event of Default, the Agent shall at the request of the Majority Banks or NationsBank may take any and all actions permitted under the other Loan Documents, including the Guaranties and the Security Documents.

         6.8 Remedies Cumulative. No right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Agent or the Banks in this Agreement and the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

         6.9 Application of Payments. Prior to the Revolver Maturity Date, the Term Maturity Date or any acceleration of the Credit Obligations, all payments made hereunder shall be applied to the Credit Obligations as directed by the Borrowers, subject to the rules regarding the application of payments to certain Credit Obligations provided for hereunder and in the Loan Documents. Following the Revolver Maturity Date, the Term Maturity Date or any acceleration of the Credit Obligations, all payments and collections shall be applied to the Credit Obligations in the following order:

                 First, to the payment of the costs, expenses, reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Agent that are due and payable under the Loan Documents;

                 Second, ratably to the payment of the costs, expenses, reimbursements (other than reimbursement obligations with respect to draws under Letters of Credit), and indemnifications of the Banks that are due and payable under the Loan Documents;

                 Third, ratably to the payment of all accrued but unpaid interest and fees under the Loan Documents and obligations due and payable under Interest Hedge Agreements;

                 Fourth, to the extent such amounts are payments under the Guaranties, ratably to the payment of all outstanding principal amount of the Revolving Loan and reimbursement obligations for draws under Letters of Credit;

                 Fifth, to the extent such amounts are proceeds from Collateral under the Pledge Agreements and the Security Agreements, ratably to the outstanding principal amount of the Revolving Loan and reimbursement obligations for draws under Letters of Credit;

                 Sixth, to the extent such amounts are proceeds from the Collateral under the Mortgages, ratably to the outstanding principal amount of the Term Loans;

                 Seventh, ratably to the payment of any other amounts due and owing with respect to the Credit Obligations; and

                 Finally, any surplus held by the Agent and remaining after payment in full of all the Credit Obligations and reserve for Credit Obligations not yet due and payable shall be promptly paid over to the Borrowers or to whomever may be lawfully entitled to receive such surplus. All applications shall be distributed in accordance with Section 2.9(a).

ARTICLE 7.       THE AGENT AND THE ISSUING BANK

         7.1 Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. Statements under the Loan Documents that the Agent may take certain actions, without further qualification, means that the Agent may take such actions with or without the consent of the Banks or the Majority Banks, but where the Loan Documents expressly require the determination of the Banks or the Majority Banks, the Agent shall not take any such action without the prior written consent thereof. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of the Revolving Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.

         7.2 Reliance, Etc. Neither the Agent, the Issuing Bank, nor any of their respective Related Parties (for the purposes of this Section 7.2, collectively, the "Indemnified Parties") shall be liable for any action taken or omitted to be taken by any Indemnified Party under or in connection with this Agreement or the other Loan Documents, INCLUDING ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, except for any Indemnified Party's gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent and the Issuing Bank: (a) may treat the payee of any Revolving Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent;
(b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) make no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Loan Document on the part of the Credit Parties or to inspect the property (including the books and records) of the Credit Parties; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

         7.3 Affiliates. With respect to its Revolving Commitments, the Advances made by it, its interests in the Letters of Credit, and the Revolving Notes issued to it, the Agent and the Issuing Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the banks serving as Agent and the Issuing Bank in their individual capacity; provided that, if any bank acting as the Agent or the Issuing Bank is not also a "Bank" for purposes of this Agreement, such bank will only have the rights and obligations of the Agent or the Issuing Bank, as applicable, and shall not have the rights and obligations of a "Bank" hereunder. The Agent, the Issuing Bank, and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Agent were not an agent hereunder and the Issuing Bank were not the issuer of Letters of Credit hereunder and without any duty to account therefor to the Banks.

         7.4 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         7.5 Expenses. To the extent not paid by the Borrowers, each Bank severally agrees to pay to the Agent and the Issuing Bank on demand such Bank's proportionate share of the following: (a) all reasonable out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preparation, due diligence, execution, delivery, syndication, administration, modification, and amendment of this Agreement and the other Loan Documents, including the reasonable fees and expenses of outside counsel for the Agent and the Issuing Bank with respect to advising the Agent and the Issuing Bank as to their respective rights and responsibilities under this Agreement and the Loan Documents, and (b) all out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preservation or enforcement of the rights of the Agent, the Issuing Bank, and the Banks under this Agreement and the other Loan Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent and the Issuing Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph and shall apply whether or not an initial extension of credit is made. As used in this paragraph, "proportionate share" means, with respect to any Bank and as of any date of its determination, either (i) the ratio of such Bank's Revolving Commitment and Term Loans at such time to the aggregate Revolving Commitments and Term Loan at such time or (ii) if the Revolving Commitments have been terminated, the ratio of such Bank's aggregate outstanding Revolving Advances, Term Loans and share of the Letter of Credit Exposure at such time to the aggregate outstanding Revolving Advances, the Term Loans and Letter of Credit Exposure at such time.

         7.6 Indemnification. To the extent not reimbursed by the Borrowers, each Bank severally agrees to protect, defend, indemnify, and hold harmless the Agent, the Issuing Bank, and each of their respective Related Parties (for the purposes of this Section 7.6, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Loan Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         7.7 Successor Agent and Issuing Bank. The Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank with the consent of the Borrowers, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrowers, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrowers, appoint a successor Agent or Issuing Bank, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from any duties and obligations under this Agreement and the other Loan Documents after such acceptance, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Article 7 shall inure to such Person's benefit as to any actions taken or omitted to be taken by such Person while such Person was Agent or Issuing Bank under this Agreement and the other Loan Documents.

ARTICLE 8.       MISCELLANEOUS.

         8.1 Expenses. The Borrowers shall pay on demand of the applicable party specified herein (a) all reasonable out-of-pocket costs and expenses of the Agent and the Issuing Bank in connection with the preparation, due diligence, execution, delivery, administration, modification, and amendment of this Agreement and the other Loan Documents, including the reasonable fees and expenses of outside counsel for the Agent and the Issuing Bank, and (b) all out-of-pocket costs and expenses of the Agent, the Issuing Bank, and each Bank in connection with the preservation or enforcement of their respective rights under this Agreement and the other Loan Documents, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Agent, the Issuing Bank, and each Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph and shall apply whether or not an initial extension of credit is made.

         8.2 Indemnification. The Borrowers agree to protect, defend, indemnify, and hold harmless the Agent, the Issuing Bank, each Bank, and each of their respective Related Parties (for the purposes of this Section 8.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Loan Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         8.3 Modifications, Waivers, and Consents. No modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent required under this Agreement, the Notes, or any other Loan Document shall be effective unless the same shall be in writing and signed by the Agent and Majority Banks and the Borrowers, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no modification, waiver, or consent shall, unless in writing and signed by the Agent, all the Banks, and the Borrowers do any of the following: (a) waive any of the conditions specified in Section 3.1 or 3.2, (b) increase the Revolving Commitments of the Banks, (c) forgive or reduce the amount or rate of any principal, interest, or fees payable under the Loan Documents with respect to the Revolving Loan, or postpone or extend the time for payment thereof, (d) release any Guarantor from its guaranty obligations (except as otherwise permitted or required herein), (e) release any Collateral (except as otherwise permitted or required herein) or (f) change the percentage of Banks required to take any action under this Agreement or the Revolving Notes, including any amendment of the definition of "Majority Banks" or this Section 8.3. No modification, waiver, or consent shall, unless in writing and signed by the Agent or the Issuing Bank affect the rights or obligations of the Agent or the Issuing Bank, as the case may be, under the Loan Documents. No modification, waiver or consent shall unless in writing and signed by NationsBank and the Borrowers affect the Term Loans. The Agent shall not modify or waive or grant any consent under any other Loan Document if such action would be prohibited under this Section 8.3 with respect to the Credit Agreement or the Notes.

         8.4 Survival of Agreements. All representations, warranties, and covenants of the Borrowers in this Agreement and the Loan Documents shall survive the execution of this Agreement and the Loan Documents and any other document or agreement.

         8.5 Assignment and Participation. This Agreement and the Loan Documents shall bind and inure to the benefit of the Borrowers and their respective successors and assigns and the Agent and the Banks and their respective successors and assigns. None of the Borrowers may assign its rights or delegate its duties under this Agreement or any Loan Document.

         (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitments, the Revolving Advances owing to it, the Revolving Notes held by it, the participation interest in the Letters of Credit owned by it, and the Term Loans held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) assignments of Revolving Commitments shall be made in minimum amounts of $5,000,000 and be made in integral multiples of $1,000,000 in excess thereof and the assigning Bank, if it retains any Revolving Commitments, shall maintain at least $5,000,000 in Revolving Commitments, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Revolving Notes and, if applicable, Term Notes (in form satisfactory to the relevant Borrower and the Assignee) subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Agent) shall pay to the Agent a $5,000 administrative fee. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

         (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee shall, independently and without reliance upon the Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and
(vi) such assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

         (c) The Register. The Agent shall maintain at its address referred to in Section 8.6 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Revolving Commitments and Term Loans of each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Revolving Notes and Term Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed in the appropriate form, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Revolving Notes a new Revolving Note and a new Term Note (in form acceptable to the Borrower thereon and the assignee) to the order of such Eligible Assignee in an amount equal to the Revolving Commitment and Term Loans assumed by it pursuant to such Assignment and Acceptance and, if such Bank has retained any Revolving Commitment hereunder, a new Revolving Note to the order of such Bank in an amount equal to the Revolving Commitment retained by it hereunder and a new Term Note to the order of such Bank. Such new Revolving Notes and Term Notes shall be dated the effective date of such Assignment and Acceptance and shall be in the appropriate form.

         (e) Participation. Each Bank may sell participation to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitments, the Advances owing to it, its participation interest in the Letters of Credit, and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Revolving Commitments to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrowers, the Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and
(v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, extending the applicable maturity date, or releasing any collateral or guarantor (except to the extent otherwise permitted herein or in any of the other Loan Documents). The Borrowers hereby agree that participants shall have the same rights under Sections 2.5, 2.6, 2.7, 2.8, 2.9, and 8.2 as a Bank to the extent of their respective participation.

         (f) Assignments or Pledges to Federal Reserve Banks. In addition to the foregoing rights of assignment and participation, any Bank may assign or pledge any portion of its rights under this Agreement (including the Advances owed to such Bank) to any Federal Reserve Bank in accordance with applicable law without notice to or the consent of the Borrowers or the Agent, provided that (i) such Bank shall not be relieved of its obligations under this Agreement as a result thereof and (ii) in no event shall the Federal Reserve Bank be entitled to direct the actions of the pledging or assigning Bank under this Agreement.

         8.6 Notice. All notices and other communications under this Agreement and the Notes shall be in writing and mailed by certified mail (return receipt requested), telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied or telexed notices shall be effective when transmission is completed or confirmed by telex answerback. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to the Agent pursuant to Article 2 or 7 shall not be effective until received by the Agent.

         8.7 Choice of Law. This Agreement and the Notes have been prepared, are being executed and delivered, and are intended to be performed in the State of Texas, and the substantive laws of the State of Texas and the applicable federal laws of the United States shall govern the validity, construction, enforcement, and interpretation of this Agreement and the Notes; provided however, Chapter 346 of the Texas Finance Code, as amended (formerly Article 5069, Chapter 15 of the Texas Revised Civil Statutes) does not apply to this Agreement or the Notes. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

         8.8 Forum Selection. EACH OF THE BORROWERS IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF ANY FEDERAL COURT LOCATED IN SUCH STATE IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR ANY TRANSACTIONS RELATED THERETO. EACH OF THE BORROWER AGREES AND SHALL NOT CONTEST THAT PROPER FORUM AND VENUE FOR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR ANY TRANSACTIONS RELATING THERETO ARE IN THE COURTS OF THE STATE OF TEXAS IN HARRIS COUNTY, TEXAS, AND THE FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS. EACH OF THE BORROWERS IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE FOREGOING BASED UPON CLAIMS THAT THE FOREGOING COURTS ARE AN INCONVENIENT FORUM.

         8.9 Service of Process. IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR ANY TRANSACTIONS RELATING THERETO, EACH OF THE BORROWERS WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS OR NOTICE AND AGREES THAT SERVICE BY FIRST CLASS MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWERS AT THEIR RESPECTIVE ADDRESSES FOR NOTICES HEREUNDER, OR ANY OTHER FORM OF SERVICE PROVIDED FOR IN THE TEXAS CIVIL PRACTICE LAW AND RULES THEN IN EFFECT SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE UPON THE BORROWER.

         8.10 Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENT AND EACH OF THE BANKS IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR ANY TRANSACTIONS RELATING THERETO.

         8.11 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.

         8.12 No Further Agreements. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED as of the date first above written.

                                        BORROWERS:

                                        DENALI INCORPORATED


                                        By: /s/ R. Kevin Andrews
                                            -----------------------------------
                                                R. Kevin Andrews
                                                Treasurer


                                        ERSHIGS BILOXI, INC.


                                        By: /s/ R. Kevin Andrews
                                            -----------------------------------
                                                R. Kevin Andrews
                                                Treasurer


                                        FLUID CONTAINMENT, INC.


                                        By: /s/ Cathy L. Smith
                                            -----------------------------------
                                                Cathy L. Smith
                                                Secretary


                                        ERSHIGS, INC.


                                        By: /s/ R. Kevin Andrews
                                            -----------------------------------
                                                R. Kevin Andrews
                                                Treasurer


                                        SEFCO, INC.


                                        By: /s/ R. Kevin Andrews
                                            -----------------------------------
                                                R. Kevin Andrews
                                                Treasurer

                                        AGENT:

                                        NATIONSBANK OF TEXAS, N.A., as Agent


                                        By: /s/ Mark W. Montgomery
                                            -----------------------------------
                                                Mark W. Montgomery
                                                Vice President


                                        BANKS:

                                        NATIONSBANK OF TEXAS, N.A.


                                        By:  /s/ Mark W. Montgomery
                                             ----------------------------------
                                                 Mark W. Montgomery
                                                 Vice President

                                        Revolving Commitment:      $23,000,000
                                        Biloxi Term Loan:          $   675,000
                                        Ershigs Term Loan:         $ 2,288,000
                                        FCI Term Loan:             $ 2,862,000
                                        Sefco Term Loan:           $   345,000